UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __________)

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FIRST MERCHANTS CORPORATION
(Name of Registrant as Specified In Its Charter)

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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA  47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2012

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Friday, April 27, 2012, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect two directors, to hold office for terms of three years and until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution to approve the compensation of First Merchants Corporation’s named executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2012.

(4)	To vote on an advisory, non-binding resolution to approve the frequency of advisory votes on executive compensation.

(5)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 17, 2012 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

/s/: David L. Ortega
Secretary
Muncie, Indiana
March 16, 2012

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

March 16, 2012

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2012

To the shareholders of First Merchants Corporation (“FMC” or “Company”):

The notice of annual meeting and this proxy statement are being provided to you in connection with FMC’s annual meeting of shareholders to be held April 27, 2012 (“Annual Meeting”).  The Company is soliciting your proxy to be voted at the Annual Meeting.

A Securities and Exchange Commission (“SEC”) rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our Annual Meeting.  Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders if you haven’t previously informed us that you prefer a paper copy of the proxy materials.  This notice contains instructions on how to access the proxy materials over the Internet.  It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card.  If you received a paper or electronic copy of the proxy materials, you also received a proxy card that can be used to vote your shares.

The distribution of these proxy materials is expected to commence on or about March 16, 2012.

VOTING

Each share of FMC common stock issued and outstanding as of the close of business on February 17, 2012 (“Record Date”), the record date for the Annual Meeting, is entitled to be voted on all items being voted upon at the meeting.  As of the close of business on the Record Date, there were 28,896,102 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote.  Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  Shareholders do not have a right to cumulate their votes for directors.  The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors.  Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose.  Broker non-votes will not be counted.  The Secretary will count the votes and announce the preliminary results of the voting at the Annual Meeting.  The Company will publish final results on Form 8-K within four business days following the end of the meeting in accordance with an SEC rule.

You may vote shares held directly in your name as shareholder of record in person at the Annual Meeting.  Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting.  There are three ways to vote by proxy:

•
By Internet – Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice.  Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone – Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions.  Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•
By Mail – Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to First Merchants Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary received prior to the Annual Meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting.  Your shares will be voted in accordance with your specific instructions given when submitting your proxy.  In the absence of specific instructions to the contrary, proxies will be voted “FOR” election to the Board of all nominees listed in Item 1 of the proxy and “FOR” ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2012.  If any director-nominee named in this proxy statement becomes unable or declines to serve (an event which we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding FMC common stock as of the Record Date.

Name and Address                                                Amount and Nature                                                    Percent
of Beneficial Owner                                              of Beneficial Ownership                                             of Class

Dimensional Fund Advisors LP                                  1,898,482(1)                                   6.57%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.                                                       1,693,515(2)                                                     5.86%
40 East 52nd Street
New York, NY 10022

Castle Creek Capital Partners IV, LP                         1,479,400(3)                                   5.12%
Castle Creek Capital IV LLC
John M. Eggemeyer III
William J. Ruh
6110 El Tordo
Rancho Santa Fe, CA 92067

(1)
Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the “Funds.”  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds.  In its role as investment advisor sub-advisor and/or manager,

(2)
neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC.  However, all of these shares are owned by the Funds.  Dimensional disclaims beneficial ownership of such shares for any other purpose.

(3)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is the parent holding company of six subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

(4)
Based on a Schedule 13G filing with the SEC, the listed beneficial owners of these shares of FMC common stock, as a group, are deemed to be a “person” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.  The shares are held directly by Castle Creek Capital Partners IV, LP, whose sole general partner is Castle Creek Capital IV LLC.  Mr. Eggemeyer and Mr. Ruh, as managing principals of Castle Creek Capital IV LLC, share voting and dispositive power over the shares.  Mr. Eggemeyer and Mr. Ruh each disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests in Castle Creek Capital Partners IV, LP.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors, the director-nominees, each of the named executive officers (“NEOs”) listed in the summary compensation table on page 26 of this proxy statement, and all directors, director-nominees and FMC executive officers as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power.  The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 17, 2012 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan.  It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the Long-term Equity Incentive Plan or under FMC’s Equity Compensation Plan for Non-Employee Directors that are still subject to restrictions.

	Amount and Nature	Percent
Beneficial Owner	of Beneficial Ownership	of Class

Jerry R. Engle	63,450 (1)	*
Roderick English	17,478 (2)	*
Jo Ann M. Gora	17,477 (3)	*
William L. Hoy	24,869 (4)	*
Gary Lehman	16,078 (5)	*
Michael C. Rechin	118,516 (6)	*
Charles E. Schalliol	38,576 (7)	*
Patrick A. Sherman	25,035 (8)	*
Terry L. Walker	46,336 (9)	*
Jean L. Wojtowicz	21,151 (10)	*
Robert R. Connors	52,391 (11)	*
Mark K. Hardwick	100,605 (12)	*
John J. Martin	13,485 (13)	*
Michael J. Stewart	42,439 (14)	*
Directors and Executive
Officers as a Group (17 persons)	670,267 (15)	2.30%

*      Percentage beneficially owned is less than 1% of the outstanding shares.

(1)
Includes 2,512 Restricted Shares, 38,480 shares held jointly with his spouse, Terri Engle, and 17,991 shares that he has the right to acquire by exercising Vested Options; 18,712 of the shares have been pledged as security for loans.

(2)	Includes 7,630 Restricted Shares and 9,128 shares that he has the right to acquire by exercising Vested Options.

(3)	Includes 7,630 Restricted Shares and 9,128 shares that she has the right to acquire by exercising Vested Options.

(4)
Includes 7,630 Restricted Shares, 917 shares that he holds as custodian for his daughter, and 5,657 shares that he has the right to acquire by exercising Vested Options; 6,473 of the shares have been pledged as security for loans.

(5)	Includes 1,858 Restricted Shares and 1,500 shares that he has the right to acquire by exercising Vested Options.

(6)	Includes 35,228 Restricted Shares, 4,000 shares held jointly with his spouse, Debra Rechin, and 65,000 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 14,899 Restricted Shares and 9,128 shares that he has the right to acquire by exercising Vested Options.

(8)	Includes 7,630 Restricted Shares and 4,500 shares that he has the right to acquire by exercising Vested Options.

(9)
Includes 8,814 Restricted Shares, 30,157 shares held jointly with his spouse, Cheryl L. Walker, 551 shares held by his spouse and 6,814 shares that he has the right to acquire by exercising Vested Options.

(10)	Includes 9,966 Restricted Shares and 10,285 shares that she has the right to acquire by exercising Vested Options.

(11)	Includes 8,252 Restricted Shares, 3,568 shares held jointly with his spouse, Ann Connors, and 37,056 shares that he has the right to acquire by exercising Vested Options.

(12)	Includes 24,353 Restricted Shares, 401 shares held by his spouse, Catherine Hardwick, and 56,658 shares that he has the right to acquire by exercising Vested Options.

(13)	Includes 8,249 Restricted Shares and 2,000 shares that he has the right to acquire by exercising Vested Options.

(14)	Includes 24,353 Restricted Shares and 14,000 shares that he has the right to acquire by exercising Vested Options.

(15)	Includes 181,768 Restricted Shares and 283,372 shares that directors and executive officers have the right to acquire by exercising Vested Options.

BOARD OF DIRECTORS

VOTING ITEM 1 – ELECTION OF DIRECTORS

FMC’s Bylaws provide that the Board shall consist of not less than 9 and not more than 15 directors and that the Board shall fix the number of directors within this minimum and maximum by resolution.  As of the 2012 Annual Meeting, the Board has fixed this number at 9.  The Board is divided into 3 classes, with each class of directors serving staggered 3-year terms or until their successors are elected and qualified.  Directors for each class are elected by the shareholders at the Annual Meeting held in the year in which the term for their class expires; except that vacancies occurring between Annual Meetings caused by resignation, death or other incapacity, or an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next Annual Meeting.  The Bylaws also provide that a director may not continue to serve after the Annual Meeting following the end of the calendar year in which he or she attains age 70.

One current director, Jerry R. Engle, is retiring as a director as of the 2012 Annual Meeting.  Mr. Engle has had a long and distinguished career in banking, having served as the Chairman of the Board of Directors, President and Chief Executive Officer of Lincoln Bancorp and the President and CEO of its wholly owned subsidiary, Lincoln Bank, prior to FMC’s acquisition of Lincoln Bancorp in 2009.

Two directors will be elected at the Annual Meeting.  Current directors William L. Hoy and Patrick A. Sherman, whose terms are expiring, have been nominated to serve new 3-year terms in Class III that expire as of the 2015 Annual Meeting.

All of the directors also serve as directors of FMC’s wholly owned subsidiary, First Merchants Bank, N.A.  There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class III (Terms expire 2015):

William L. Hoy age 63 Director since 2007
Mr. Hoy has served as the Chief Executive Officer of The Columbus Sign Company, a 100 year-old, third generation family-owned custom sign and graphic fabricator that is one of Ohio’s largest, since 1990.  He also co-owns Innocom Corporation, an environmental graphic design and custom display company, and is the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus, Ohio.  In 1990, he became a founding director of Commerce National Bank, a Columbus-based bank that FMC acquired in 2002.  Mr. Hoy continued as a Commerce director until FMC merged all of its subsidiary bank charters into First Merchants Bank, N. A. in 2009.  Mr. Hoy has been a member of the board of directors of the Columbus Zoo, one of America’s leading zoos, for many years, including service as the President of that board.

Some of the attributes that make Mr. Hoy a valued director include his experience and perspective as a successful small business owner and entrepreneur.  The Board and the Company also benefit from Mr. Hoy’s long residence, high visibility, and recognized civic leadership in the Columbus metropolitan area, one of the Company’s “high growth” markets.  He is the only director who works and resides in that market.  Mr. Hoy has extensive knowledge of banking in the Columbus area gained from more than 20 years of combined service as a director of Commerce National Bank and FMC.

Patrick A. Sherman age 64 Director since 2009
Mr. Sherman is a certified public accountant and a partner in the accounting firm of Sherman & Armbruster LLP, which he co-founded 30 years ago.  He served as a director of Lincoln Bancorp from 2005 until its acquisition by FMC in 2009.  Mr. Sherman chaired Lincoln’s Audit and Compliance Committees.  He served as a director of Heartland Community Bank from 1997 to 2005, when Heartland was acquired by Lincoln.  As a director of Heartland, Mr. Sherman served as the Vice Chairman of the board and chaired the Audit Committee.

Some of the attributes that make Mr. Sherman a valued director include his professional financial expertise and, as Chairman of FMC’s Audit Committee, his experience chairing audit committees, including those of two other financial institutions.  The Board has identified Mr. Sherman as an “audit committee financial expert.”  He works, resides, and is a community leader in the south side of the Indianapolis metropolitan area, one of the Company’s “high growth” markets.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2012 Annual Meeting.  They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class I (Terms expire 2013):

Michael C. Rechin age 53 Director since 2005
Mr. Rechin is the President and Chief Executive Officer of FMC, having served as the Company’s CEO since 2007.  In 2009, when FMC merged all of its subsidiary bank charters into a single bank, First Merchants Bank, N.A., Mr. Rechin also became the President and CEO of First Merchants Bank.  Mr. Rechin joined FMC in 2005, as its Executive Vice President and Chief Operating Officer, after having served in senior management positions with National City Bank for 23 years.  National City was a super regional bank that was acquired by PNC Bank in 2008. From 1995-2005, Mr. Rechin was National City’s Executive Vice President of Corporate Banking for 10 years, managing that Bank’s Indiana operations.

Some of the attributes that make Mr. Rechin a valued director include the leadership, strategic and management skills he has demonstrated and the experience he has gained as the President and CEO of FMC, and the knowledge of the banking industry he has acquired during 30 years of service in executive and senior management positions.  He is engaged in civic activities in the Muncie community, where he works, and the Indianapolis community, where he resides.

Charles E. Schalliol age 64 Director since 2004
Mr. Schalliol is “of counsel” with the law firm of Faegre Baker Daniels LLP, but he focuses most of his time and expertise on entrepreneurial activities.  He has provided consulting services to several companies, including Credit Suisse First Boston, a worldwide financial services company, on global infrastructure funds, and he serves or has served as a director of several entities, including four venture capital funds, the Purdue Research Foundation and the Indiana University Research and Technology Corporation.  The latter two are dedicated to enhancing Purdue’s and IU’s research and development capabilities, creating new Indiana-based companies and supporting entrepreneurship.  Mr. Schalliol has devoted several years to public service, serving as the Director of the Indiana Office of Management and Budget and Chief Financial Officer for the State of Indiana from 2004-2007 under Governor Mitch Daniels.  As OMB Director, he was responsible for the State’s budgets and financial operations, including its two pension funds, as well as agencies with more than 2,000 state employees.  Before that, he was the first President and Chief Executive Officer of BioCrossroads, an economic development organization focused on life sciences companies; and he held several executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, principally in the areas of strategic planning, investment banking and business development.  He was founder and Managing Director of three Lilly venture funds.  Mr. Schalliol is a director of Heritage-Crystal Clean, Inc., a NASDAQ company, where he serves on the Compensation and Audit Committees.

Some of the attributes that make Mr. Schalliol a valued director include his legal training, the leadership abilities he has demonstrated and the experience he has gained as the Board Chairman and the Chairman of the Compensation and Human Resources Committee, his executive and financial expertise as the head of significant and complex public and private entities, as well as his high level of financial acumen, as evidenced by his primary role in the formation of successful new businesses and venture capital funds.  He resides, works, and is a civic leader in the Indianapolis metropolitan area, an FMC “high growth” market.

Terry L. Walker age 65 Director since 2006

Mr. Walker retired at the end of 2011, concluding a notable 34-year career as an executive employee of Muncie Power Products, Inc., a Muncie-based company with multiple U.S. locations.  For the 7 years preceding his retirement, he was the Chairman of Muncie Power’s Board of Directors and its Chief Executive Officer.  Muncie Power and its parent, Interpump Group, S.p.A., an Italy-based public company, are the largest power take-off manufacturing company in the world and serve the truck equipment market by manufacturing and distributing mobile power components and systems including, in addition to power take-offs, hydraulic gear pumps, hydraulic reservoirs, and other specialty products.  Mr. Walker is as a certified public accountant.

Some of the attributes that make Mr. Walker a valued director include his leadership skills and business experience as the CEO of a successful company with global operations, as well as his financial expertise.  The Board has recognized his leadership skills by appointing him Chairman of the Nominating and Governance Committee.  He also serves on the Audit Committee and has been identified by the Board as an “audit committee financial expert.”   Mr. Walker resides, works, and is a community leader in Muncie and East Central Indiana, where the Company’s principal office and one of its largest markets is located.

Class II (Terms expire 2014)

Roderick English age 60 Director since 2005

Mr. English has been employed by the Defense Finance and Accounting Services Office of the U. S. Department of Defense since 2010.  He is responsible for managing the Operations Review Office at DFAS, including leading audit teams in performing audit readiness reviews of human resources operational processes to ensure regulatory compliance, accuracy of processing, appropriate maintenance of records and files, and process efficiencies.  Since 2006, Mr. English has also provided business management and consulting services to clients as the President and Chief Executive Officer of The James Monroe Group, LLC, whose services include developing strategic business plans, top grading management personnel, expanding the business core to achieve sustainable growth, and improving operational efficiencies and reducing waste.  From 1994-2006, Mr. English was the Senior Vice President, Human Resources and Communications, for Remy International, Inc., a tier one automotive manufacturer that was spun off from General Motors in 1994.  In this position, he provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures.  Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of its labor relations

Some of the attributes that make Mr. English a valued director include his strategic planning skills and his global experience as the head of human resources management at a major public company.  In addition, as an African-American, Mr. English contributes to the Board’s diversity.  Studies show, and the Board has concluded, that having a board of directors comprised of members with diverse backgrounds benefits the Board, the Company, and the shareholders.  Mr. English currently resides in FMC’s “high growth” Indianapolis metropolitan area and formerly resided and worked in Anderson, Indiana, another important FMC market, where he held several civic leadership positions.

Jo Ann M. Gora age 66 Director since 2004

Dr. Gora has served since 2004 as the President of Ball State University, one of Indiana’s leading state universities, with 20,000 students, more than 3,000 employees, and an annual budget approaching $400 million.  She has led the strategic planning and been the catalyst for Ball State’s growing prominence as an educational institution with a large number of nationally-ranked academic programs and a nationwide reputation for technology innovation.  Under her direction, Ball State is installing the largest closed geothermal energy system in the United States, which will result in substantially reduced heating and cooling costs and benefit the environment by replacing existing coal-fired boilers.  Dr. Gora is also a director of the $200,000,000 Ball State University Foundation, which manages and administers University-related funds for the support of scholarships, programs and projects.  She serves on several Foundation committees, including the Executive, Investment, Audit and Compensation Committees, where she is privy to extensive information regarding the financial markets and public and private regional, national and international investment opportunities.  Before assuming Ball State’s Presidency, Dr. Gora was the Chancellor of the University of Massachusetts, Boston from 2001-2004 and the Provost and Vice President for Academic Affairs of Old Dominion University from 1992-2001.  She also serves as a board member and leader of various statewide and national organizations that support higher education – such as the American Council on Education and the Association of Governing Board’s Council of Presidents; and she is a director of organizations that promote economic development and action on public policy issues in Indiana – such as the Indiana Chamber of Commerce and the Central Indiana Corporate Partnership, which is comprised of chief executive officers of some of the largest for-profit companies and nonprofit organizations in Central Indiana.

Some of the attributes that make Dr. Gora a valued director include her demonstrated leadership and strategic planning skills as the head of a large, complex organization.  Dr. Gora resides, works, and is a community leader in Muncie and East Central Indiana, the location of FMC’s principal office.  As a woman, Dr. Gora contributes to the Board’s diversity.  Studies show, and the Board has concluded, that having a board of directors comprised of members with diverse backgrounds benefits the Board, the Company, and the shareholders.

Gary J. Lehman age 59 Director since 2011

Mr. Lehman has served as the President and Chief Executive Officer of Fairfield Manufacturing Company Inc. since 2003 and Oerlikon Drive Systems since 2010.  Fairfield is headquartered in Lafayette, Indiana and is the largest independent gear manufacturer in the United States.  Oerlikon Drive Systems is one of the six business segments of Oerlikon AG, a Switzerland-based public company, and is a leading global supplier of gears and gearing solutions with operations in 12 countries.  Before joining Fairfield, Mr. Lehman was the founder and Managing Director of The Cannelton Group, which provided operations and financial assistance to private equity and closely held manufacturing firms.  He previously served as the President and CEO of Philips Lighting Electronics NA and Advance Transformer, a wholly owned subsidiary of Philips Electronics NV, and as Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive.  Mr. Lehman is a member of the Purdue University Board of Trustees, and he served on the Indiana Commission for Higher Education from 2008-2010.

Some of the attributes that make Mr. Lehman a valued director include his extensive and varied business and executive leadership skills and experience gained as the CEO of successful companies, including smaller manufacturing companies and companies with global operations.  He resides and works in Lafayette, one of the Company’s most important markets, and is a community leader in Lafayette and Northwest Indiana.

Jean L. Wojtowicz age 54 Director since 2004

Ms. Wojtowicz is the President of Cambridge Capital Management Corp., a manager of non-traditional sources of capital for businesses which has provided more than $500 million to approximately 1,200 businesses since she founded the company in 1983.  Cambridge currently manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide working capital loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt and equity financing to minority-owned companies.  Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company.  Ms. Wojtowicz is one of the seven Board members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial services providers incorporated under the laws of the State of Indiana.  She has authored many articles for the Indianapolis Business Journal, Hoosier Banker, and other business and financial publications.  Ms. Wojtowicz is a director of Vectren Corporation, a New York Stock Exchange company, and chairs its Compensation and Benefits Committee and serves on its Audit and Risk Management Committee.  She is also a director of the First Internet Bank of Indiana, chairing its Audit Committee, and a director of American United Mutual Insurance Holding Company, serving on its Audit and Investment Committees.

Some of the attributes that make Ms. Wojtowicz a valued director include her business and financial acumen and her expertise in finance, the financial services industry, and entrepreneurial endeavors, for which she was named the Indiana Chamber of Commerce “2011 Business Leader of the Year.”  Ms. Wojtowicz serves the Board as Chairman of the Risk and Credit Policy Committee, and the Board has identified her as an “audit committee financial expert.”  As a woman, Ms. Wojtowicz also contributes to the Board’s diversity.  Studies show, and the Board has concluded, that having a board of directors comprised of members with diverse backgrounds benefits the Board, the Company, and the shareholders.  Ms. Wojtowicz resides, works, and is a civic leader in the Indianapolis metropolitan area, an FMC “high growth” market.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance.  Some of the topics covered by these Guidelines are: director qualifications and responsibilities, the nomination process for directors, the Board leadership structure, the responsibilities of key Board committees, director compensation, director orientation and continuing education, Board self-assessment and management succession planning.  These Guidelines, together with the Company’s Articles of Incorporation, Bylaws, Code of Conduct, and Committee Charters, provide the framework for the Company’s governance.  The Corporate Governance Guidelines are published on the Company’s website, at http://www.firstmerchants.com/investorrelations, under “Corporate Information/Governance Documents.”

MEETINGS OF THE BOARD

The Board holds regular quarterly meetings and an annual two day retreat, as well as special meetings at the call of the Chairman, President or a majority of the directors.  The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.  During 2011, the Board held 7 meetings, including the two day retreat.  All of the directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the Annual Meeting.  All of the directors attended the 2011 Annual Meeting.

BOARD INDEPENDENCE

FMC is listed on the NASDAQ Stock Market.  Using NASDAQ’s definition of “independent director” in Listing Rule 5605(a)(2), the Board has determined that all of the directors and director-nominees are independent, except  for directors Michael C. Rechin, the President and Chief Executive Officer, and Jerry R. Engle, a Senior Vice President of the Company’s wholly owned subsidiary, First Merchants Bank, N. A.  Mr. Engle is retiring as an FMC director as of the 2012 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

The Board has separated the positions of Chairman of the Board and Chief Executive Officer.  Charles E. Schalliol, an independent Director, serves as the Board Chairman, and Michael C. Rechin serves as the CEO.  They have different roles and responsibilities, in that the Chairman provides direction, advice and counsel regarding strategic matters to the CEO while leaving the management of the Company’s complex daily operations to the CEO.  This leadership structure also gives the Company the advantage of the Chairman’s and CEO’s different backgrounds, experiences and perspectives, and it enhances communication between the Board and the CEO.  Further, when the Chairman is an “independent” director, the potential for conflicts of interest is reduced and the Board is better able to objectively and effectively carry out its important responsibilities involving oversight of the Company’s management and selection, retention and compensation of the CEO and other senior executives.

Board’s Role in Risk Oversight

Although the entire Board is ultimately responsible for overseeing FMC’s enterprise-wide risk, the Board has assigned the primary role for carrying out this responsibility to the Risk and Credit Policy Committee.  This Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated.  The Board has assigned the principal responsibility for risk oversight to other committees in the following areas: the Audit Committee oversees the assessment and management of risks related to financial reporting and disclosure practices, internal controls and internal and external audit procedures; and the Compensation and Human Resources Committee oversees the assessment and management of risks that relate to compensation programs and policies, in particular, incentive compensation programs.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate directly with the Board by e-mail, at bod@firstmerchants.com, or in writing addressed to the Board and delivered or mailed c/o Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305.  All such email and written communications will be automatically forwarded both to the Chairman of the Board and the Chairman of the Nominating and Governance Committee, who will share them with the other directors.

BOARD COMMITTEES

STANDING COMMITTEES

The Board has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee.  Each of the standing Committees has a Charter that is published on the Company’s website under “Corporate Information/Governance Documents” at http://www.firstmerchants.com/investorrelations.

All of the members of the four standing committees are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).  The members of the Audit Committee all meet the additional criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

During their regular meetings, the standing committees generally hold executive sessions during which no members of management are present.  Additional information follows concerning each of the standing Committees’ membership, functions and number of meetings held in 2011.

AUDIT COMMITTEE

The members of the Audit Committee are Patrick A. Sherman (Chairman), Terry L. Walker and Jean L. Wojtowicz.  The Board has determined in accordance with an SEC rule that all of these Committee members are “audit committee financial experts.”  The Committee met 5 times during 2011.

The Committee’s primary function is to assist the Board in fulfilling its responsibilities to oversee Company policies and management activities related to: (1) the integrity of the accounting, compiling and reporting of financial statements and other financial information that the Company provides to governmental bodies and the public; (2) operational risk and compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of the independent auditor and the internal audit function; (5) compliance with ethical requirements, including the Company’s Code of Conduct; and (6) preparing the Committee’s report to be included in the annual proxy statement in accordance with SEC rules.  The Committee appoints (subject to shareholder ratification), retains, compensates, evaluates and terminates the independent auditor and approves all audit and permissible non-audit engagements, including fees and terms, with the independent auditor; and it appoints, retains, approves the compensation, evaluates and terminates the senior internal audit executive and reviews the staffing levels of the internal audit department.  It may conduct or authorize investigations into matters within its scope of responsibilities and may retain outside advisors to assist in the conduct of any investigation.

The Committee reviews and discusses with management, the senior internal auditing executive, and the independent auditor the Company’s annual audited financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, based on this review, makes a recommendation to the Board whether these financial statements should be included in the Company’s annual report on Form 10-K.  The Committee’s report regarding the audited financial statements for 2011 follows:

Audit Committee Report Concerning Audited Financial Statements

The Audit Committee has reviewed and discussed First Merchants Corporation’s audited financial statements for the year ended December 31, 2011 with management.  The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.  Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2011 fiscal year for filing with the Securities and Exchange Commission.

The above report is submitted by:

FIRST MERCHANTS CORPORATION AUDIT COMMITTEE

Patrick A. Sherman, Chairman
Terry L. Walker
Jean L. Wojtowicz

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are Terry L. Walker (Chairman), Jo Ann M. Gora and Charles E. Schalliol.  The Committee met 3 times during 2011.

The Committee’s functions include: developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees; annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities; maintaining up-to-date criteria for selecting Board members; reviewing the credentials of individuals suggested as prospective directors; nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders; nominating the Board’s officers; overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ; providing for director continuing education and periodic self-assessment of the Board’s effectiveness; and reviewing and making recommendations to the Board concerning the Company’s Code of Conduct and Code of Ethics for Financial Management.  There are links to the Code of Conduct and Code of Ethics for Financial Management under “Corporate Information/Governance Documents” on the Company’s website at http://www.firstmerchants.com/investorrelations.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee.  Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request.  A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305.  Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee considers the following criteria in identifying and evaluating nominees for director: ethical character; personal and professional reputation; credentials, demonstrated business judgment, recognition and accomplishments in the nominee’s field; experience as a current or former chief executive officer or in a comparable leadership position with a public company or other complex business or organization, including an educational, governmental, scientific or other non-profit entity; ability and willingness to devote sufficient time to carry out director duties and responsibilities; ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders; relevant expertise and experience – in particular, financial acumen – and ability and willingness to provide advice and guidance to senior management based on that expertise and experience while working cooperatively with other directors and management; “independence” (for non-employee directors), as defined in the SEC and NASDAQ Listing Rules; ability to objectively appraise management performance, represent shareholder interests, remain independent of particular constituencies, and avoid conflicts or appearances of conflicts of interest; possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations; willingness to assist the Company in developing new business; and residence in FMC’s market areas.  If the nominee is an incumbent director whose term is expiring, the Committee also considers the quality of his or her prior service to the Company, including the nature and extent of participation in the Company’s governance and contributions of management and financial expertise and experience to the Board and the Company. The Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.

Consideration of Diversity in Identifying Nominees

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director.  The Committee has defined a “diverse” Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations.   In its annual review of the composition of the Board as a whole, the Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy.  The Committee has concluded that the Board is “diverse” under the Committee’s definition and that the Board’s diversity policy is effective.  The Board’s membership includes directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience.  It includes directors who have leadership experience and/or financial expertise gained from employment or other association with large public and smaller private companies, manufacturers and financial services companies, venture capital funds, major universities, and governmental and nonprofit agencies and organizations.  Some directors reside and/or work in larger metropolitan areas that FMC considers its “high growth” markets, and others reside and/or work in mid-sized markets that are also extremely important to the Company.

RISK AND CREDIT POLICY COMMITTEE

The members of the Risk and Credit Policy Committee are Jean L. Wojtowicz (Chairman), Charles E. Schalliol and Terry L. Walker.  The Committee met 11 times during 2011.

The Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application.  The Committee describes “enterprise risk management” as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company.  It enables FMC to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum.  In addition, it facilitates the integration of varying views of risk into established credit, asset/liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.  In providing oversight regarding the management of enterprise-wide risk, the Committee maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities; assigns the oversight of each risk type to a standing committee of the Board; guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions; establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board reserves exclusive authority – which it may delegate to a standing committee of the Board); establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company; evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, of FMC’s strategy and/or associated risk assessments; monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and considers enterprise risk in relation to the potential for growth and increase in shareholder value.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The members of the Compensation and Human Resources Committee are Charles E. Schalliol (Chairman), Roderick English, William L. Hoy and Gary J. Lehman.  The Committee met 2 times during 2011.  The Committee’s functions include: establishing the Company’s general compensation philosophy in consultation with senior management; overseeing the development and implementation of policies and programs to carry out this compensation philosophy; periodically reviewing and evaluating the effectiveness of these policies and programs, and making such modifications as the Committee deems necessary or advisable; reviewing the performance and approving the compensation and benefits to be paid to the Company’s executive officers and senior management employees and the chief executive officers and regional presidents of its subsidiaries; administering the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans, and reviewing the effectiveness of these plans and making recommendations to the Board concerning the adoption, amendment or termination of such plans; reviewing and making recommendations to the Board regarding the compensation of non-employee directors; and considering and approving reports of the Committee for inclusion in the proxy statement.

In carrying out its responsibilities to review the performance and approve the compensation and benefits payable to the Company’s executive officers and senior management employees and the chief executive officers and regional presidents of the Company’s subsidiaries, the Committee generally relies on the recommendations of the Company’s CEO, Michael C. Rechin (except for Mr. Rechin himself).  The Committee’s charter also gives it the authority to review the performance and approve the compensation and benefits to be paid to the other executive officers and senior management employees of the Company’s subsidiaries and to approve the compensation ranges and benefits for the other officers and employees of FMC and its subsidiaries.  However, the Committee has delegated this authority to Mr. Rechin and, where appropriate, to other executive officers or senior management employees of the Company or a subsidiary.

Responsibility for the day-to-day administration of the Company’s incentive compensation plans, equity-based compensation plans and deferred compensation plans has been delegated to FMC’s Senior Vice President and Director of Human Resources, Kimberly J. Ellington, with oversight from Mr. Rechin.  From time to time, Mr. Rechin and Ms. Ellington also provide information to the Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of FMC and its subsidiaries.

The Committee is authorized to directly engage counsel and consultants, including compensation consultants, to assist it in carrying out its responsibilities.  However, neither the Committee nor management engaged a compensation consultant to provide advice or recommendations or to otherwise have a role in determining or recommending the amount or form of executive or director compensation during 2011.

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2011, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries.  No member of the Committee or executive officer of the Company had a relationship during 2011 requiring disclosure in this proxy statement under SEC rules.

Compensation and Human Resources Committee Report

This Compensation and Human Resources Committee report covers two matters.  First, because FMC was a participant in the Capital Purchase Program, part of the U. S. Treasury Department’s Troubled Asset Relief Program (“TARP”), during part of 2011, the report must include the certifications and disclosures required under the “TARP Standards for Compensation and Corporate Governance” (the “TARP Rules”) concerning the Committee’s assessment of the risks posed by the Company’s employee compensation plans.  Second, an SEC rule states that the report must include certain information concerning the Committee’s review and discussion with management of the Compensation Discussion and Analysis immediately following the report.

Certification and Disclosures under TARP Rules.  From February 2009 until September 2011, FMC participated in the TARP Capital Purchase Program, under which it received equity capital from the U. S. Treasury Department in exchange for shares of non-voting preferred stock in the Company and a warrant to purchase additional shares of FMC’s common stock.  In accordance with the TARP Rules, the Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, conducted semi-annual assessments of: (a) the risks posed by the senior executive officer compensation plans to ensure that the plans do not encourage the participants to take unnecessary and excessive risks that threaten the value of the Company; (b) the employee compensation plans in light of the risks posed to the Company by such plans and how to limit the risks; and (c) the employee compensation plans to ensure that these plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any of its employees.  The Committee discussed, evaluated and reviewed each of these assessments with Mr. Lorentson.  The Committee discussed, evaluated and reviewed the final required risk assessment with Mr. Lorentson after the Company exited from TARP in September 2011.

The TARP Rules state that the Committee shall annually certify in its report in the proxy statement that it has carried out the required review and include a narrative description identifying the senior executive officer compensation plans and the other employee compensation plans and shall explain: (d) how the senior executive officer compensation plans do not encourage participants to take unnecessary and excessive risks that threaten the value of the Company; and (e) how any unnecessary risks posed by the employee compensation plans have been limited, and how these plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.  The Committee’s certification and narrative description for period during 2011 in which the Company was a participant in TARP follows:

The Compensation and Human Resources Committee certifies that:

(1)
It has reviewed with FMC’s Chief Risk Officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the participants in the plans to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with FMC’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company: and

(3)
It has reviewed with FMC’s Chief Risk Officer the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Company’s senior executive officer compensation plans include the following:

•	The Senior Management Incentive Compensation Program, under which participants may annually earn additional cash compensation;
•	The Long-term Equity Incentive Plan, under which the Committee awards restricted stock and stock options to participants, generally annually;
•	The change of control agreements, which are designed to encourage key executives to remain with the Company in the event of a proposed acquisition or other change of control situation; and
•	The Defined Contribution Supplemental Executive Retirement Plan, which provides additional retirement benefits to executives designated by the Committee.

The Company’s other employee compensation plans are either available to substantially all of the Company’s employees and do not discriminate in favor of highly-compensated employees, or they cover only a limited classification of employees that does not include any senior executive officers.  These plans include:

•	The Retirement Pension Plan, a qualified defined benefit pension plan;
•	The Retirement and Income Savings Plan, a qualified Internal Revenue Code (“Code”) §401(k) plan;
•	The Employee Stock Purchase Plan, a Code §423 employee stock purchase plan;
•	The Commercial Growth Rewards Plan, covering certain commercial banking employees;
•	The Mortgage Loan Originator Rewards Plan, and four other incentive plans covering specified mortgage lending employees;
•	The Retail Rewards Scorecard Plan, covering retail banking center employees;
•	The Cash Management Rewards Plan, covering cash management officers;
•	Two incentive plans for employees of First Merchants Trust Company;
•	The Brokerage Reward Plan, a commission-based compensation plan for licensed registered representatives engaged in retail brokerage transactions;
•
The First Merchants Insurance Group Commission Plus Plans, commission-based compensation plans for licensed insurance agents engaged in insurance sales, and two other incentive plans for First Merchants Insurance Group employees; and

•	The Annual Performance and Profit Link to Excellence (APPLE) Plan, covering employees who aren’t covered by any of the other incentive compensation plans.

Mr. Lorentson’s written risk assessment reports identified the material risk factors that could affect the Company’s short or long-term financial condition, business and operations, liquidity and/or stock value under each of the senior executive officer compensation plans and the other employee compensation plans.  He discussed any features in the design or administration of these plans that could encourage senior executive officers and other employees to take unnecessary and/or excessive risks, engage in behavior focused on short-term results rather than long-term value creation, or manipulate the Company’s reported earnings to enhance their compensation.  His reports were submitted to the members of the Committee in advance of the meetings at which they were discussed, and they provided the basis for the Committee’s discussions, evaluations and reviews of the risks posed by the plans with Mr. Lorentson.  Mr. Rechin and Ms. Ellington also participated with the Committee in these discussions, evaluations and reviews.

The Committee conducted its final review with Mr. Lorentson on October 26, 2011, agreeing with Mr. Lorentson’s assessment of each of the Company’s employee compensation plans, including the senior executive officer compensation plans, as “low risk,” and agreeing that appropriate plan design and administration features and/or principles were in place, and that they effectively mitigated employee incentive plans that could expose the Company to unnecessary and excessive risks and/or could encourage the manipulation of the Company’s reported earnings to enhance the compensation of any of its employees.

With regard to the senior executive officer compensation plans, the Senior Management Incentive Compensation Program (“SMICP”) (covering approximately 85 management employees including the senior executive officers) was deemed “low risk.”  Mr. Lorentson and the Committee identified the possibility that the Program could be vulnerable to excessive risks or reported earnings manipulation because annual payouts are tied entirely or partly to pre-established operating earnings targets.  However, the SMICP has several features that mitigate or eliminate these risks, including: a “clawback” provision under which the Company may recover a payment made to a senior executive officer or other highly compensated employee if the payment is based on a materially inaccurate financial statement; target performance levels that have a reasonable relationship to historical and budgeted performance; a cap on maximum payouts at 150%-200% (depending on the metric) of the target payouts; a focus on Company-wide financial returns, with reduced focus on line-of-business results that may or may not be in the overall interests of the Company; and effective oversight by the Committee of the risks posed by the SMICP, including the requirement that any payout under the Program must be formally approved by the Committee.  The TARP Rules further mitigated these risks while FMC was a participant in TARP because payment of cash incentives to the Company’s five most highly compensated employees (which, for 2011, included its three top executives) was prohibited and payment of equity incentives was severely restricted.

The Long-term Equity Incentive Plan (“LTEIP”), like the SMICP, had a significantly reduced risk profile during 2011 due to the TARP Rule restricting payment of equity incentives to the five most highly compensated employees.  Under the LTEIP, the Committee awards restricted stock and/or stock options to participating employees.  In 2011, equity awards were made to 74 employees of the rank of Vice President or above, of which 33 included stock options.  The TARP Rules prevented the Company’s three top executives from receiving stock options, the more volatile form of equity award.  Furthermore, under the TARP Rules, the restricted stock awarded to these top executives had greater restrictions than the restricted stock awarded to other Plan participants, including the following: the shares couldn’t vest until the preferred shares issued to the Treasury Department under TARP were redeemed; the shares will be forfeited if the executive does not remain an active employee of the Company for two years after the date of grant, except in the event of death, disability or a change of control; and awards were limited to not more than one-third of the executive’s total annual compensation, valued on the basis of the shares’ fair market value on the grant date.  In addition, the LTEIP itself has features that mitigate or eliminate unnecessary and excessive risks, including the following: most of the equity awards are restricted stock awards, whose value is less volatile, instead of stock options, which have greater volatility; the Plan encourages behavior focused on long-term value creation rather than short-term results, in that, with certain exceptions, stock options granted under the Plan are not exercisable until two years after the date of the award and restricted stock awards do not vest until three years after the date of the award; executive officers are required to hold approximately 25% of the shares awarded to them under the LTEIP until the date of their death, retirement, termination of employment or a change of control; executive officers participating in the LTEIP are expected to acquire and hold shares of FMC stock at least equal in value to 100% of their then current annual salary within 6 years of beginning participation in the Plan; and the Committee provides effective oversight of the risks posed by the LTEIP.

The change of control agreements were also deemed to be “low risk” by Mr. Lorentson and the Committee because:  (i) the agreements are “double trigger” (i.e., they require both a change of control of the Company and a termination or constructive termination of employment within 24 months after the change of control before any amount becomes payable), and they cover a relatively small number of employees; and (ii) the TARP Rules prohibited the Company from making payments to any of the senior executive officers under these agreements while FMC was a participant in TARP.

The retirement plans, including the Retirement Pension Plan, the Retirement and Income Savings Plan, and the Defined Contribution Supplemental Executive Retirement Plan, like most plans of this type, do not contain provisions that could expose the Company to significant compensation-related risks of the kinds described in the TARP Rules.  The same is true of the Employee Stock Purchase Plan.  Also, the Retirement Pension Plan was frozen in 2005, and none of the senior executive officers has accrued benefits under that Plan since 2005.  The Retirement and Income Savings Plan and the Employee Stock Purchase Plan are generally available to all full-time employees, including the senior executive officers.

The commission-based plans, including the Brokerage Reward Plan and the First Merchants Insurance Group Commission Plus Plans, could potentially pose risks to the Company because they are designed to pay substantial compensation to the participating employees.  However, the employees the plans cover are traditionally compensated on a commission basis and directly contribute measurable value to the Company commensurate with their compensation.

The risks posed by the other employee compensation plans, including the incentive compensation plans, are extremely limited, partly because they cover only select groups of employees that do not include any of the senior executive officers, and partly because they provide significantly smaller maximum payouts relative to participants’ salaries than the senior executive officer incentive compensation plans.  To the extent any of these plans pose risks, these are further limited by several other factors, including the following: they generally avoid “top-line” oriented measures; the target performance levels represent reasonable variation relative to historical and budgeted performance; most of the plans have multiple performance metrics; there is effective oversight of the risks posed by the plans by Board Committees and senior management; and senior management has the authority to withhold payouts under the plans where warranted.

Recommendation Concerning Compensation Discussion and Analysis. In accordance with the SEC rule stating that the Compensation and Human Resources Committee shall provide certain information concerning the Compensation Discussion and Analysis, which immediately follows the names of the Committee’s members below, the Committee confirms that it has reviewed and discussed with management the Compensation Discussion and Analysis.  Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

The above report is submitted by:

FIRST MERCHANTS CORPORATION COMPENSATION AND HUMAN RESOURCES COMMITTEE

Charles E. Schalliol (Chairman)
Roderick English
William L. Hoy
Gary J. Lehman

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The purpose of this section of the proxy statement is to provide material information which, together with the information contained in the tables and narrative that follow, will help shareholders and others understand FMC’s compensation policies and decisions regarding the Company’s executive officers, in particular, its named executive officers (“NEOs”).  For 2011, the Company’s NEOs and their titles are:

•	Michael C. Rechin, President and Chief Executive Officer;
•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;
•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;
•	Robert R. Connors, Senior Vice President and Chief Information Officer; and
•	John J. Martin, Senior Vice President and Chief Credit Officer.

Objectives of FMC’s Compensation Program.  The main objective of the senior management compensation program is to give financial incentives to executives and other key employees to achieve the current and long-term strategic goals established by the Board and the CEO, with the ultimate objective of achieving a superior return on our shareholders’ investment.  The program is designed to closely align management effort and business strategy in that it:

•	is comprised of a competitive mix of compensation elements that are designed to attract, retain and motivate high-performing, qualified executives;
•	provides performance-based compensation, including incentive compensation that rewards employees based on the Company’s financial performance and individual contributions to that performance; and
•	links compensation to stock performance and the factors that affect stock performance.

Elements of Executive Compensation.  The elements of compensation under the program include: base salary, cash incentive pay under the Senior Management Incentive Compensation Program (“SMICP”), equity-based compensation, including restricted stock and stock option awards, under the Long-term Equity Incentive Plan (“LTEIP”), retirement benefits, and “double trigger” change of control agreements.  The Company does not have employment or severance agreements with any of its executive officers.

Purpose for Paying Each of the Elements.  Base salary and cash incentive pay under the SMICP are intended to advance shorter-term goals by providing an immediate or near-term financial reward for excellent performance that is aligned with and advances FMC’s strategic objectives.  The targets for earning incentive compensation under the SMICP are adjusted annually to align with the Company’s annual financial plan.  The restricted stock and stock option awards under the LTEIP are designed to financially reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock.  This objective is also supported by the provision in the LTEIP that requires executives to hold at least part of their equity-based compensation until retirement.  The vesting provisions attached to equity-based compensation under the LTEIP, together with the vesting provisions in the retirement plans, also promote the retention of qualified executives.

Determining Executive Compensation; How It Relates to Company Performance; Impact of TARP Restrictions. Over a period of more than two years from mid-2008 through much of 2010, FMC’s financial performance was adversely affected by the major recession that distressed the local, U. S. and world economy, and especially impacted the banking industry.  The industry isn’t completely back to normal yet, but the turnaround that began in 2010 has continued throughout 2011 and into 2012.  During this period, the total compensation paid to the Company’s NEOs has reflected this economic downturn.  Adjusting for a one-time extraordinary accounting gain in 2010 and a commensurate extraordinary accounting charge in 2011, FMC’s core earnings per common share for the fiscal years since 2008 were as follows:

Year	Amount
2008	$1.14
2009	(2.17)
2010	0.07
2011	0.80

The NEOs’ total compensation for 2008 – 2011 closely tracked the Company’s financial performance.  For example, Mr. Rechin’s total compensation for each of those years, calculated in the manner used for the summary compensation table on page 26, was as follows:

Year	Amount
2008	$625,225
2009	518,549
2010	498,532
2011	640,972

The decrease in Mr. Rechin’s compensation from 2009 to 2010 despite the Company’s improved financial performance in 2010 is explained by the fact that he was awarded stock options in 2009 but was ineligible for stock options in 2010 due to FMC’s participation in TARP.  In both 2009 and 2010, the Compensation and Human Resources Committee acceded to Mr. Rechin’s request that he not receive an increase in his base salary.

Mr. Rechin’s total compensation was representative of the other NEOs, except for Mr. Martin.  In each case, their total compensation decreased about 20% in 2009 and 2010 compared to 2008, and increased in the range of 25%-30% from 2010 to 2011.  Of the NEOs, Mr. Martin’s total compensation was the only one that increased significantly from 2009 to 2010.  The increase was due to a $20,000 increase in his base salary resulting from his promotion from First Vice President and Deputy Chief Credit Officer to Senior Vice President and Chief Credit Officer in mid-2009.

Incentive compensation and other performance-based compensation constituted a higher percentage of the NEOs’ total compensation for 2011 compared to 2010, and the portion that was paid in the form of base salary shrunk from approximately 70% to 60% of total compensation.  That was consistent with the Committee’s philosophy of putting a greater percentage of the executives’ pay at risk, so that individual and aggregate performance that contributes to exceptional financial returns for the Company and its shareholders is suitably rewarded and performance that does not meet expectations leads to in significantly reduced compensation.  The additional incentive compensation payouts to the NEOs under the SMICP in 2011 resulted from their having met or exceeded their targets under the plan.  However, because they were among FMC’s five most highly compensated employees, Mr. Rechin’s, Mr. Hardwick’s and Mr. Stewart’s payouts were only 32.5% of their earned amounts under the SMICP, reflecting the portion of 2011 during which FMC was not a participant in TARP.

During 2011, until the Company exited from TARP, the TARP Rules severely limited the alternatives available to the Committee in selecting the elements of the executive compensation program that comprised Mr. Rechin’s, Mr. Hardwick’s and Mr. Stewart’s compensation packages.  They were ineligible for incentive pay under the SMICP and for stock options under the LTEIP.  The only form of incentive compensation for which they were eligible under the LTEIP was restricted stock, which was further restricted under the TARP Rules in that the shares couldn’t vest until the preferred shares issued to the Treasury Department under TARP were redeemed, the shares were forfeitable if the NEO didn’t remain an active employee of the Company for two years after the date of the award, except in the event of death, disability or a change of control, and the total value of the restricted stock awards was limited to not more than one-third of the NEO’s total annual compensation.  Faced with these limited alternatives, the Committee concluded, rather than to significantly increase the NEOs’ base salaries, that it should award them a greater number of restricted stock awards in 2011 in order to better link the NEOs’ pay to the Company’s performance.

Results of the Shareholder Advisory Vote on Executive Compensation at the 2011 Annual Meeting.  In accordance with an SEC rule, FMC provided a separate shareholder advisory vote at the 2011 Annual Meeting on a resolution to approve the compensation of its named executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in last year’s proxy statement.  Of the shares that were voted, 14,104,784 (95.5%) were voted in favor of the resolution, 489,250 (3.3%) were voted against the resolution, and 174,920 (1.2%) abstained.  The Committee considered these results at its first meeting following the vote and concluded that they show that a large majority of the shareholders generally support the Company’s executive compensation decisions and policies.

Executive Compensation Policy

The focus of the Board’s executive compensation policy is on establishing and maintaining an effective executive compensation program that provides incentives to executive employees to achieve the Company’s current and long-term strategic goals, with the ultimate objective of achieving a superior return on our shareholders’ investment.  To this end, the Company’s executive compensation program is designed to closely align management effort and business strategy in that it:

•	is comprised of a competitive mix of compensation elements that are designed to attract, retain and motivate high-performing, qualified executives;
•	provides performance-based compensation, including incentive compensation that rewards employees based on the Company’s financial performance and individual contributions to that performance; and
•	links compensation to stock performance and the factors that affect stock performance.

The program is comprised of cash and equity-based plans that reward performance as measured against the Company’s annual and long-term goals and as evaluated in comparison to industry peers.  The equity-based plans, including the LTEIP and, to a lesser extent, the Employee Stock Purchase Plan, are also intended to encourage ownership and retention of the Company’s common stock by key employees, assuring that they have a meaningful stake in the Company’s continued success and that their interests are closely aligned with those of our shareholders.  In designing and implementing the executive compensation plans, all reasonable efforts are made to ensure that the plans do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive.

Executive Compensation Process

The Committee oversees the development and administration of the plans that comprise the executive compensation program, and it periodically reviews and evaluates the plans’ effectiveness and alignment with the Company’s business strategies and the interests of shareholders.  Senior management is responsible for the implementation and day-to-day administration of these plans.  The Committee has primary responsibility for reviewing executive performance and approving executive compensation; however, the Committee relies heavily on the recommendations of the President and Chief Executive Officer, Mr. Rechin, in reviewing the performance and determining the compensation of executives other than the CEO himself.  The Committee also receives support and assistance from the Senior Vice President and Human Resources Officer, Ms. Ellington, and other members of senior management in this endeavor.  The performance review process includes annual formal reviews that take place in February.  Compensation adjustments and cash incentives and equity-based awards are determined for the current year after these reviews are completed and FMC’s audited financial results for the previous fiscal year have been announced.

The Committee is authorized to directly engage counsel and consultants, including compensation consultants, to assist it in carrying out its responsibilities.   The Committee has not engaged a compensation consultant since 2009 but expects to do so again in 2012.  The Committee engaged Buck Consultants (“Buck”) in 2009 to review the executive salaries and the executive compensation plans to advise the Committee whether they continued to provide a competitive opportunity and enabled the Company to continue to attract, retain and motivate a highly qualified leadership team.  The Committee has taken Buck’s findings and recommendations into account in making its decisions regarding 2010-12 executive compensation.  Buck has not provided other services to the Board or the Company and thus did not have any actual or apparent conflict of interest in performing these services.  In conducting its competitiveness study, Buck (with the Committee’s input) identified and compiled an extensive database of executive compensation information on a peer group of publicly-traded Midwest financial institutions of relatively similar size to the Company that included the following institutions:

1st Source Corporation	Heartland Financial USA, Inc.
Capitol Bancorp, Ltd.	MB Financial Inc.
Chemical Financial Corporation	National Penn Bancshares, Inc.
Community Trust Bancorp, Inc.	Old National Bancorp
F. N. B. Corporation	Park National Corporation
First Busey Corporation	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	Republic Bancorp, Inc.
First Financial Bancorp	S & T Bancorp, Inc.
First Midwest Bancorp, Inc.	Taylor Capital Group, Inc.

While the Committee has not historically engaged in “benchmarking” executive officer compensation, the Buck study showed that the salaries of the Company’s NEOs were generally near the 25th percentile compared to the peer group, although when the value of equity awards was added in, the NEOs’ total compensation was closer to the 50th percentile.  The Committee’s long-term goal is to increase the NEOs’ total compensation to approximately the 50th percentile, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives.  The Committee has more options to help it achieve this goal now that the Company is no longer participating in TARP and economic conditions are improving.

Elements of Executive Compensation Program

The following paragraphs discuss each of the material elements of the compensation paid to the NEOs during 2011, with references to information contained in the compensation tables and related material on pages 26-33.

Base Salary.  The Committee determines the NEOs’ salaries subjectively, based on their responsibilities and a review of their individual performance and contributions to the Company’s financial performance.  The Committee relies heavily on Mr. Rechin’s recommendations in assessing the performance of the NEOs other than Mr. Rechin.  The Committee is solely responsible for assessing Mr. Rechin’s performance and making recommendations to the Board regarding his salary and other forms of compensation.  Besides individual and Company performance, other factors that may affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry.  In addition to the Buck study noted in the preceding section, the Committee has relied on public reports and broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location, in assessing the salaries paid to executives employed by the Company’s competitors.

The Committee reviews and adjusts the NEOs’ salaries annually in February, after performance reviews have been completed and the Company’s audited financial statements for the preceding fiscal year have been issued.  Any approved adjustments become effective as of the first payroll in March.  The Committee believes that by waiting until the performance reviews have been completed and the financial statements have been issued, the NEOs’ salary adjustments will be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the previous year.  This timing also allows the Committee to communicate decisions regarding salary adjustments, cash incentive payments and equity-based awards to the NEOs and other executives all at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

With one exception, the NEO’s salaries did not increase in 2009 or 2010 due to the adverse economic conditions in the banking industry and the Company’s financial performance.  Also, Mr. Rechin and the other NEOs requested that they not receive salary increases in those years, and the Committee honored those requests.  The only NEO whose base salary increased during those two years was Mr. Martin, who was given a pay increase of $20,000 in 2010 due to his promotion from First Vice President and Deputy Chief Credit Officer to Senior Vice President and Chief Credit Officer.  In February 2011, in recognition of the Company’s improved financial performance and the importance of paying competitive salaries in order to retain high-performing, qualified executives, the Committee increased the NEOs’ salaries by an average of about 3%, to the following amounts:

Mr. Rechin - $362,000

Mr. Hardwick - $262,000

Mr. Stewart - $257,000

Mr. Connors - $203,000

Mr. Martin - $189,500

Since the increased salaries did not take effect until March 2011, the Summary Compensation Table on page 26 shows slightly lower salaries for each of the NEOs for 2011.

The Senior Management Incentive Compensation Program.  Cash incentive compensation can be earned by the NEOs and other executives and management employees through the Senior Management Incentive Compensation Program (“SMICP”).  The SMICP affords participants the opportunity to earn additional lump sum payments annually, determined as a percentage of their salaries, by meeting pre-established goals for the fiscal year that are closely related to the Company’s strategic plan and annual financial plan.  The Committee determines the target payments to the participants, if any, under the Program for each fiscal year and approves their payout after the Company’s audited financial statements for the year have been issued.  To be eligible for a payment under the Program, participants must be employed when the payments are made, except in the case of death, disability or retirement.  If minimum thresholds are not achieved, participants do not receive payments; and there are also maximum amounts they can receive under the Program.  The Committee establishes schedules for the payments early in each fiscal year, beginning at the minimum thresholds and increasing proportionately to the target payments and the maximum payments.  The range of payments that were possible for each of the NEOs under the Program for 2011 is shown in the Grants of Plan-Based Awards Table on page 27.  The SMICP has a “clawback” provision that provides for recovery of any payment made to an NEO if the payment is based on materially inaccurate financial statements.  The Committee has the authority to modify the Program, make final award determinations, set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program.  In doing so, it relies in part on Mr. Rechin’s recommendations, except as Mr. Rechin’s own cash incentive compensation may be affected.

The TARP Rules prohibited FMC’s five most highly compensated employees (which, in 2011, included NEOs Rechin, Hardwick and Stewart, but not Connors and Martin) from receiving payments under the SMICP during the period the Company was a participant in TARP.  However, as a result of the Company’s redemption in 2011 of the preferred stock and repurchase of the warrants issued under TARP, these NEOs became eligible to receive a pro rata share (32.5%) of the payments they earned for 2011.

The Committee established the target payments for NEOs Rechin, Hardwick and Stewart under the SMICP for 2011 at 45%, 40% and 40%, respectively, of their base salaries.  For each of them, their target payments were based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $.69 per share.  Their minimum thresholds that would result in payments of 30% of the target amount was based on achieving operating earnings of $.34 per share, and their maximum payments of 200% of the target amount was based on achieving operating earnings of $1.19 per share.  For 2011, FMC’s operating earnings exceeded the target amount by $.11/share, resulting in earned payouts to each of these three NEOs of 122% of their target payments.  Due to the TARP restrictions, the payments to these three NEOs were reduced to 32.5% of their earned payouts for 2011.  As the Summary Compensation Table on page 26 shows, Mr. Rechin received $64,590, Mr. Hardwick received $41,553, and Mr. Stewart received $40,760.

The Committee established the target payments for Mr. Connors and Mr. Martin under the SMICP for 2011 both at 30% of their base salaries.  However, due to nature of their responsibilities as FMC’s Chief Information Officer and Chief Credit Officer, respectively, it used different metrics for measuring their performance.  Unlike the other three NEOs, their target payments were based 60%, instead of 100%, on the operating earnings schedule described in the preceding paragraph.  The other 40% was based on FMC’s achieving a consolidated efficiency ratio (defined as non-interest expense as a percent of the sum of tax equivalent net interest income and non-interest income, excluding security gains and nonrecurring items) of 62.19% for 2011, with minimum threshold and maximum payments of 60% and 150% of their target payments based on achieving efficiency ratios of 65.95%, and 57.50%, respectively.  For 2011, FMC achieved a consolidated efficiency ratio of 62.07%, or 101% of the target.  As the Summary Compensation Table on page 26 shows, Mr. Connors and Mr. Martin earned payouts of $69,182 and $64,221, respectively, under the SMICP for 2011.

The Long-term Equity Incentive Plan.  The Committee awards equity-based compensation to its NEOs and other executives and management employees through the Long-term Equity Incentive Plan (“LTEIP”).  The LTEIP allows participants to benefit along with other shareholders from long-term improvements in the Company’s financial performance, thus increasing their commonality of interest.  The awards available under the Plan include incentive and non-qualified options to acquire common stock in the Company and grants of restricted stock in the Company.  The Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the LTEIP, interpret the terms and provisions of the LTEIP and any awards granted under it, prescribe the forms of award agreements, and otherwise supervise the administration of the LTEIP.  The Committee normally makes equity awards to participants early in each fiscal year contemporaneously with salary adjustments and cash incentive payouts.  On occasion, the Committee grants an award at other times, e.g., when an executive is hired.  In making stock option and restricted stock awards, the Committee relies in part on Mr. Rechin’s recommendations, except for awards to Mr. Rechin himself.

In the years since 2009, based in part on Buck Consultants’ recommendation, the Committee has substantially increased the number of restricted stock awards and decreased the number of stock options granted under the LTEIP.  However, for the NEOs and a few other senior management employees, the Committee will continue to rely on stock options as a significant component of the equity-based compensation program.  Unlike restricted stock, the financial incentive provided by stock options depends entirely on increasing the price of the Company’s stock, thus better leveraging the Committee’s objective of aligning the NEOs’ financial interests with those of FMC’s other shareholders.

The stock options granted under the LTEIP are generally incentive stock options, up to the limit under Code §422; the rest are non-qualified options.  The exercise price for the stock options is the closing price of FMC stock, as recorded by NASDAQ on the date of the grant.  The options granted to participating employees vest (become exercisable) two years after the grant date or, if earlier, on the date the grantee retires, dies or becomes disabled.  The restricted stock awards under the LTEIP vest (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award or, if earlier, on the date the grantee dies or becomes disabled.  The Committee also partially waives the forfeiture of a restricted stock award if a grantee’s employment is terminated less than three years after the date of the award and the Committee determines that the termination was involuntary and without “cause.”  In that event, the part of the award that isn’t forfeited is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination and a denominator of three.  A grantee of restricted stock under the LTEIP is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

To increase ownership of the Company’s stock by its executives over the long term, the LTEIP provides that executive officers must hold at least 25% of all “net shares” (defined as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered by the executive officer to pay the exercise price of a stock option and/or to pay any withholding taxes associated with an award) issued to them under the LTEIP, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive officer’s death, retirement or other termination of employment, or the date of a change of control.  With the same purpose, the LTEIP also includes a guideline stating that executive officers participating in the Plan should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation.  However, this guideline is not a condition, restriction or risk of forfeiture applicable to any award made to an executive officer under the LTEIP.

Since FMC was still a participant in TARP at the time, the TARP Rules prohibited the Committee from making stock option grants to FMC’s five most highly compensated employees, including NEOs Rechin, Hardwick and Stewart, in February 2011.  Thus, if it desired to compensate these NEOs with equity in the Company, its remaining alternative was to award them restricted stock under the LTEIP.  Besides the LTEIP’s normal vesting requirements for restricted stock awards, the TARP Rules also imposed the following additional restrictions: the restricted shares couldn’t be transferred until the preferred shares issued to the U. S.  Treasury Department under TARP were redeemed; the shares would be forfeited if the NEO doesn’t remain an active employee of the Company for two years after the date of the award, except in the event of death, disability or a change of control; and the total value of the restricted stock awards could not exceed one-third of the NEO’s total annual compensation, valued on the basis of their fair market value on the date of the award.  Due to the limitations imposed by the TARP Rules, the Committee awarded a substantially greater number of restricted shares to these NEOs, while staying under the one-third of total compensation ceiling. As the Grants of Plan-Based Awards Table on page 27 shows, on February 11, 2011, the Committee awarded 16,000 restricted shares to Mr. Rechin and 11,000 shares each to Mr. Hardwick and Mr. Stewart.  The value of the restricted shares issued to each of the NEOs on February 11, 2011 was $9.20.

The TARP Rules did not limit the Committee’s ability to make stock option grants and restricted stock awards to Mr. Connors and Mr. Martin under the LTEIP in February 2011.  As the Grants of Plan-Based Awards Table on page 27 shows, on February 11, 2011, the Committee granted stock options to Mr. Connors and Mr. Martin for 2,200 shares and 1,000 shares, respectively; and it made restricted stock awards to Mr. Connors and Mr. Martin of 2,000 shares and 4,000 shares, respectively.  The exercise price for the stock options and the value of the restricted stock is $9.20 per share.  The restricted stock awarded to Mr. Connors and Mr. Martin is not subject to the additional restrictions under the TARP Rules described in the preceding paragraph.

As the Outstanding Equity Awards at Fiscal Year-End Table on page 29 shows, all of the unexercised stock options granted to any of the NEOs in 2011 and before, both vested and unvested, were out of the money on December 31, 2011, except for the stock option granted to Mr. Martin on February 25, 2010 that vested on February 25, 2012.  This option has an exercise price of $5.89 per share and is in the money because the price per share of FMC stock at the close of business on December 31, 2011 was $8.47.

The Employee Stock Purchase Plan.  The Employee Stock Purchase Plan (“ESPP”) is form of equity-based compensation that is available to nearly all of the employees of FMC and its subsidiaries, including the NEOs.  The ESPP is a Code §423 employee stock purchase plan that was approved by the shareholders at the 2009 Annual Meeting.  It provides an attractive vehicle for participants to acquire the Company’s stock, thus further aligning their interests with those of other shareholders.  Participants may elect under the Plan, prior to each 3-month offering period corresponding to the calendar quarters, to purchase shares of FMC stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.  Mr. Stewart was the only NEO who participated in the ESPP during 2011.  He participated during all 4 of the 2011 offering periods, purchasing 80 shares, 96 shares, 103 shares and 102 shares, respectively, for those periods.  The purchase prices for the 4 offering periods were $7.5078, $7.2996, $6.7363 and 6.8970 per share, respectively.

The Retirement Pension Plan.  FMC has had a qualified defined benefit pension plan, the Retirement Pension Plan (“Pension Plan”), that it “froze” in 2005.  Only a few “grandfathered” participants – those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 – continued to accrue benefits under the Pension Plan after that date.  No new participants were added after that date.  The Pension Plan pays benefits at retirement to participating employees, computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years.  Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts.  The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.  Of the NEOs, only Mr. Hardwick and Mr. Connors have participated in the Pension Plan, but they ceased accruing benefits and their accrued benefits were frozen as of March 1, 2005, because they had not attained the age and earned the credited service necessary to make them eligible for “grandfathering.”  As the Pension Benefits table on page 31 shows, the present value of Mr. Hardwick’s and Mr. Connor’s accumulated benefits as of December 31, 2011 were $37,144 and $87,914, respectively.  Assuming their employment continues to age 65, Mr. Hardwick’s and Mr. Connors’ annual benefits under the plan, payable as a straight-life annuity, would be approximately $8,594 and $7,895, respectively.

The Retirement and Income Savings Plan.   FMC sponsors a Code §401(k) qualified defined contribution retirement plan, the Retirement and Income Savings Plan (“§401(k) Plan”), under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax contributions (“salary deferrals”) up to the lesser of the statutory limits and the limits set forth in the §401(k) Plan.  These contributions are currently matched by employer contributions at the rate of 50% of the participant’s salary deferrals, to a maximum of 6% of compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Code §401(a)(17) maximum, which is $245,000 for 2011 and $250,000 for 2012).  Thus, the maximum matching employer contribution is generally 3% of pay (less if the participant’s compensation exceeds the Code §401(a)(17) maximum).  The Company made matching contributions for 2011 under the §401(k) Plan for NEOs Rechin, Hardwick, Stewart, Connors and Martin in amounts of $7,350, $7,350, $7,350, $7,098 and $6,564, respectively.  The Company also makes service-weighted contributions, currently from 2% to 7% of compensation (up to the Code §401(a)(17) maximum), on behalf of participants based on their years of service, in five-year increments (i.e., 2% for 0-4 years of service, 3% for 5-9 years of service, 4% for 10-14 years of service, 5% for 15-19 years of service, 6% for 20-24 years of service, and 7% for 25 or more years of service).  For 2011, the NEOs received service-weighted contributions as follows: Mr. Rechin, 3% of compensation, or $7,350; Mr. Hardwick, 4% of compensation, or $9,800; Mr. Stewart, 2% of compensation, or $4,900; Mr. Connors, 3% of compensation, or $7,098; and Mr. Martin, 2% of compensation, or $4,376.  Employees hired or rehired on or after January 1, 2010 are not eligible to receive service-weighted contributions.  Finally, for the years 2005 through 2009, FMC made “transition contributions” under the Plan equal to 3% of the participant’s compensation, for employees who were participants in the Pension Plan when it was frozen and who had attained age 45 with 10 or more years of credited service as of March 1, 2005 (other than the “grandfathered” participants).  None of the NEOs was eligible for a transition contribution under the Plan.  The transition contributions were discontinued for 2010 and thereafter.  All salary deferrals under the §401(k) Plan are fully vested, while participants become vested in the employer contributions, including matching, service-weighted and transition contributions, at the rate of 20% for each year of service.  The Company’s matching and service-weighted contributions on behalf of each of the NEOs are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 26.

The Defined Contribution Supplemental Executive Retirement Plan. FMC established the Defined Contribution Supplemental Executive Retirement Plan (“SERP”), a nonqualified retirement plan, in 2006.  The SERP provides additional retirement benefits to executives designated by the Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit under §401(a)(17) of the Code ($245,000 for 2011 and $250,000 for 2012).  Mr. Rechin is presently the only participant in the SERP.  The Company contributes 12% of Mr. Rechin’s annual compensation, including his base salary and his cash incentive pay, to the SERP.  The Committee established this percentage after consulting with Mercer Human Resource Consulting (“Mercer”), which assisted the Committee in designing the Plan.  If Mr. Rechin continues to be employed by the Company until age 65, this contribution would provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments.  Mercer advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the banking industry.  Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision.  He is not permitted to make employee contributions.  As the Nonqualified Deferred Compensation table on page 32 shows, the Company’s contribution to the SERP for 2011 on behalf of Mr. Rechin was $54,376.

The 2011 Executive Deferred Compensation Plan.  FMC established the 2011 Executive Deferred Compensation Plan (“EDCP”), a nonqualified deferred compensation plan, in 2011.  The EDCP gives the Committee the authority to designate eligible participants in the EDCP (which the Committee has delegated to Mr. Rechin, subject to annual review by the Committee of the list of participants) who are given the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the EDCP) in excess of the maximum annual salary deferrals permitted under the §401(k) Plan.  The maximum deferral was $16,500 for 2011 and $17,000 for 2012, plus maximum “catch up” contributions for both years of $5,500 to participants over age 50.  The maximum amount that a participant can defer under the EDCP is 75% of compensation, less any amounts deferred under the §401(k) Plan.  FMC may also match participant deferrals at the rate of 50% of the deferrals up to a maximum of 6% of compensation (using the §401(k) Plan definition without the Code §401(a)(17) limit), and it may also make supplemental contributions.  The Company also credits a participant’s account under the EDCP with non-elective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan.  Deferrals and non-elective contributions are 100% vested at all times, while matching contributions vest after 5 years and supplemental contributions after 3 years or, if earlier, upon the participant’s death, disability, or attainment of normal retirement age (age 65 with 5 years of participation in the §401(k) Plan).  As the Nonqualified Deferred Compensation table on page 32 shows, Mr. Stewart is the only NEO who participated in the EDCP in 2011, and the only contributions to his account were salary deferrals totaling $100.

The Change of Control Agreements.  FMC has change of control agreements with each of the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in FMC’s and our shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to leave due to the uncertainties of their own circumstances.  The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the NEO only if: (1) a change of control occurs; and (2) the NEO’s employment is terminated or constructively terminated following the change of control.  The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable.  No benefits are payable in the event of the NEO’s voluntary retirement, death or disability, or if his or her employment is terminated for cause.  The definitions of “change of control” and “constructive termination” are set forth on page 33, under “Termination of Employment and Change of Control Arrangements.”  The agreements also contain a definition of “cause” for termination.  Payments under the change of control agreements are determined as a multiple of the sum of the NEO’s annual base salary at the time of receiving notice of termination and the NEO’s largest annual cash incentive payment under the Senior Management Incentive Compensation Program during the two years preceding the date of termination.  This multiple is 2.99 for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 1.50 for Mr. Connors and Mr. Martin.  The change of control agreements cover relatively few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company.  The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

Except for the change of control agreements, FMC does not have employment or severance agreements with any of the NEOs.  Under Indiana law, they are deemed to be “at will” employees.

SUMMARY COMPENSATION TABLE

The following table provides information concerning all of the plan and non-plan compensation paid to the NEOs for 2009, 2010 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Michael C. Rechin	2009	$350,000	$44,560	$59,296	$0	$0	$64,693	$518,549
President and	2010	350,000	88,350	0	0	0	60,182	498,532
Chief Executive Officer	2011	359,692	147,200	0	64,590	0	69,490	640,972

Mark K. Hardwick	2009	250,000	35,648	23,718	0	0	21,159	330,525
Executive Vice President	2010	250,000	58,900	0	0	5,549	17,385	331,834
and Chief Financial Officer	2011	259,692	101,200	0	41,553	10,787	17,351	430,583

Michael J. Stewart	2009	245,000	35,648	23,718	0	0	15,488	319,854
Executive Vice President	2010	245,000	58,900	0	0	0	12,498	316,398
and Chief Banking Officer	2011	254,692	101,200	0	40,760	0	12,530	409,182

Robert R. Connors	2009	200,000	22,280	8,894	0	454	16,608	248,236
Senior Vice President and	2010	200,000	24,738	0	16,320	9,450	11,784	262,292
Chief Information Officer	2011	202,423	18,400	6,838	69,182	12,901	14,808	324,552

John J. Martin	2009	161,423	13,368	5,930	0	0	10,327	191,048
Senior Vice President and	2010	181,692	17,670	3,730	15,014	0	9,218	227,324
Chief Credit Officer	2011	188,442	36,800	3,108	64,221	0	10,988	303,559

(1)
A discussion of the assumptions used in calculating these values is contained in Note 16 to the 2011 audited financial statements, on page 79 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The amounts shown in the Non-equity Incentive Plan Compensation column are payments under the Senior Management Incentive Compensation Program for 2009, 2010 and 2011 performance that were paid in February of the following year.  No bonuses were paid to any of the NEOs for 2009, 2010 or 2011 except under this Program.

(3)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick and Mr. Connors are the changes in the actuarial present value of their frozen benefits under the Retirement Pension Plan for 2009, 2010 and 2011.  The present value of Mr. Hardwick’s benefits decreased by $1,607 in 2009; however, SEC rules require that this amount be shown as $0 in the Summary Compensation Table.  Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any Company-sponsored defined benefit plan or other actuarial pension plan.  No NEO received above-market or preferential earnings on deferred compensation for 2009, 2010 or 2011.

(4)
The Company made matching contributions to the Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2009, 2010 and 2011, respectively: Mr. Rechin - $7,350, $7,350 and $7,350; Mr. Hardwick - $7,350, $7,350 and $7,350; Mr. Stewart - $7,350, $7,350 and $7,350; Mr. Connors - $6,853, $5,348 and $7,098; and Mr. Martin - $5,184, $5,461 and $6,564.  The Company made service-weighted employer contributions to the Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2009, 2010 and 2011, respectively: Mr. Rechin - $4,900, $7,350 and $7,350; Mr. Hardwick - $9,800, $9,800 and $9,800; Mr. Stewart - $4,900, $4,900 and $4,900; Mr. Connors - $7,015, $6,276 and $7,098; and Mr. Martin - $3,456, $3,641 and $4,376.  The Company also made contributions to the Defined Contribution Supplemental Executive Retirement Plan in 2009, 2010 and 2011 for the benefit of Mr. Rechin in the amounts of $46,949, $44,926 and $54,376, respectively.  None of the NEOs received perquisites in the aggregate amount of $10,000 or more for 2009, 2010 or 2011.  The other amounts shown in the All Other Compensation column include the dollar value of life insurance premiums and dividends on restricted stock awards paid to or for the benefit of each of the NEOs for 2009, 2010 and 2011.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2011.  These grants included non-equity incentive pay and awards of restricted stock and stock options.
Grants of Plan-Based Awards for 2011

		Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant Date	Threshold	Target	Maximum	All other stock awards; Number of shares of stock or units	All other option awards; Number of securities underlying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards
Michael C. Rechin	--	$0	$162,900	$325,800
	2/11/2011				16,000		$9.20	$147,200

Mark K. Hardwick	--	0	104,800	209,600
	2/11/2011				11,000		9.20	101,200

Michael J. Stewart	--	0	102,800	205,600
	2/11/2011				11,000		9.20	101,200

Robert R. Connors	--	0	60,900	109,620
	2/11/2011				2,000			18,400
	2/11/2011					2,200	9.20	6,838
John J. Martin	--	0	56,850	102,330
	2/11/2011				4,000		9.20	36,800
	2/11/2011					1,000		3,108

(1)
The amounts shown in the Estimated Future Payouts under Non-equity Incentive Plan Awards column are the range of payouts for targeted performance under the Senior Management Incentive Compensation Program for 2011, as described under “Elements of Executive Compensation Program – the Senior Management Incentive Compensation Program” in the Compensation Discussion and Analysis on pages 21-22.  The payments made in February 2012 for 2011 performance under the Program are shown in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table on page 26.

The compensation programs under which the grants in the above Grants of Plan-Based Awards Table were made are described in the Compensation Discussion and Analysis on pages 21-23, under “Elements of Executive Compensation Program – the Senior Management Incentive Compensation Program” (for the non-equity incentive plan awards) and “Elements of Executive Compensation Program – the Long-term Equity Incentive Plan” (for the restricted stock and stock option awards).

The payouts to Mr. Rechin, Mr. Hardwick and Mr. Stewart for the 2011 fiscal year under the Senior Management Incentive Compensation Program were based entirely on FMC’s achieving a pre-established operating earnings target, calculated on a diluted GAAP basis.  The Program provides that the Compensation and Human Resources Committee is authorized to adjust the calculation of operating earnings per share due to unplanned and extraordinary accounting events.  The Committee did so in 2011, adjusting the calculation of operating earnings for a one-time extraordinary accounting charge related to the redemption in September 2011 of the preferred shares issued to the U. S. Treasury Department under TARP.  For Mr. Connors and Mr. Martin, 60% of the payouts for 2011 were based on FMC’s achieving the operating earnings target, and the other 40% were based on FMC’s achieving a pre-established consolidated efficiency ratio target (defined as non-interest expense as a percent of the sum of tax equivalent net interest income and non-interest income, excluding security gains and nonrecurring items).

The Committee established the payouts to NEOs Rechin, Hardwick, Stewart, Connors and Martin if they met their targets for 2011 at 45%, 40%, 40%, 30% and 30%, respectively, of their base salaries.  It also established minimum thresholds which, if met, would allow the NEOs to receive a portion of their target payouts and below which no payout would be made; and it established maximum payouts, above which no increased payout would be made for exceeding a target.  The minimum threshold for the operating earnings metric allowed a payout of 30% of the target payout if FMC achieved operating earnings per share equal to approximately one-half the target; and the maximum allowed payout was twice the target payout if FMC achieved operating earnings per share equal to approximately twice the target.  The minimum threshold for the consolidated efficiency ratio metric allowed a payout of 60% of the target payout if FMC achieved an efficiency ratio that was approximately 3½ % higher than the target; and the maximum allowed payout was 150% of the target payout if FMC achieved an efficiency ratio that was approximately 4½ % lower than the target.  The amounts earned under the Program for 2011 were paid out in February 2012.  As explained in the Compensation Discussion and Analysis, the TARP Rules prohibited Mr. Rechin, Mr. Hardwick and Mr. Stewart from receiving a portion of the payouts they earned for 2011.

Under the Long-term Equity Incentive Plan, the Committee (after obtaining input from Mr. Rechin except with regard to his own awards) made restricted stock and stock option awards to the NEOs and other management employees in February 2011.  In general, the aggregate number of equity awards to the NEOs and other Plan participants was commensurate with their position and level of responsibilities.  The stock options vest and become exercisable two years after the grant date or, if earlier, the date of the grantee’s retirement, death or disability.  The restricted stock vests, giving the grantee complete ownership rights, three years after the grant date or, if earlier, the date of the grantee’s death or disability.  In general, under the restricted stock award agreements the Committee may partially waive the forfeiture of a restricted stock award if the grantee’s employment is involuntarily terminated without “cause,” as determined by the Committee, less than three years after the date of the award.  If this happens, the part that vests is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination, and a denominator of three.  Grantees are entitled to vote their shares of restricted stock and to receive the dividends thereon.  The normal dividend rate applies to the restricted shares; the rate is not preferential.  None of the awards under the Plan for 2011 was performance-based.  As explained in the Compensation Discussion and Analysis, the TARP Rules prohibited Mr. Rechin, Mr. Hardwick and Mr. Stewart from receiving stock options in February 2011, and the restricted stock awards they received at that time were subject to additional restrictions as set forth in the TARP Rules.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2011 fiscal year.

Outstanding Equity Awards at End of 2011 Fiscal Year

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options(1) (Unexercisable)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested
Michael C. Rechin	10,000		$25.90	11/21/15	35,228	$298,381
	8,000		25.14	02/10/16
	12,000		26.31	02/08/17
	15,000		28.25	02/27/18
	20,000		11.14	02/24/19

Mark K. Hardwick	4,409		26.93	07/01/12	24,353	206,270
	5,249		23.46	07/01/13
	6,000		25.60	07/01/14
	10,000		26.70	09/01/15
	7,000		25.14	02/10/16
	8,000		26.31	02/08/17
	8,000		28.25	02/27/18
	8,000		11.14	02/24/19

Michael J. Stewart	6,000		25.44	01/29/18	24,353	206,270
	8,000		11.14	02/24/19

Robert R. Connors	3,307		25.33	08/26/12	8,252	69,894
	5,249		23.46	07/01/13
	6,000		25.60	07/01/14
	8,000		26.70	09/01/15
	4,000		25.14	02/10/16
	4,500		26.31	02/08/17
	3,000		28.25	02/27/18
	3,000		11.14	02/24/19
		2,200	9.20	02/11/21

John J. Martin	2,000		11.14	02/24/19	8,249	69,869
		2,000	5.89	02/25/20
		1,000	9.20	02/11/21

(1)
The vesting dates of the option awards that had not vested at the end of the 2011 fiscal year are as follows: the vesting date for Mr. Connor’s option to purchase 2,200 shares is February 11, 2013; and the respective vesting dates for Mr. Martin’s options to purchase 2,000 shares and 1,000 shares are February 25, 2012 and February 11, 2013.

(2)
Of the stock awards that had not vested at the end of the 2011 fiscal year, 4,000 of Mr. Rechin’s shares vested on February 24, 2012, 15,149 shares will vest on February 25, 2013, and 16,079 shares will vest on February 11, 2014; 3,200 of Mr. Hardwick’s shares vested on February 24, 2012, 10,099 shares will vest on February 25, 2013, and 11,054 shares will vest on February 11, 2014; 3,200 of Mr. Stewart’s shares vested on February 24, 2012, 10,099 shares will vest on February 25, 2013, and 11,054 shares will vest on February 11, 2014; 2,000 shares of Mr. Connor’s shares vested on February 24, 2012, 4,242 shares will vest on February 25, 2013, and 2,010 shares will vest on February 11, 2014; 1,200 of Mr. Martin’s shares vested on February 24, 2012, 3,030 shares will vest on February 25, 2013, and 4,019 shares will vest on February 11, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock and restricted stock units, during FMC’s 2011 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting (1)
Michael C. Rechin	0	0	4,000	$35,760

Mark K. Hardwick	0	0	2,700	24,138

Michael J. Stewart	0	0	3,000	27,180

Robert R. Connors	0	0	2,000	17,880

John J. Martin	0	0	1,700	15,318

(1)	The value realized on vesting was computed by multiplying the number of shares of stock by the market value of the shares on the vesting date.

PENSION BENEFITS

The Company has a tax-qualified defined benefit pension plan, the First Merchants Corporation Retirement Pension Plan (“Pension Plan”) that pays monthly retirement benefits to eligible employees.  The benefits, computed as a straight-life annuity although other forms of actuarially-equivalent benefits are available under the plan, are based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both times years of service to a maximum of 25 years.

The Pension Plan was frozen, effective March 1, 2005, for participants who had not yet attained age 55 and been credited with 10 or more years of vesting service as of that date.  These participants’ accrued benefits were vested when the plan was frozen, but they no longer accrue benefits under the plan.  Employees who were not participating in the Pension Plan as of the date it was frozen are not eligible to participate.  The benefits payable under the plan at age 65, the normal retirement age under the plan, to participants whose benefits were frozen are determined under the above formula, based on their average final compensation as of March 1, 2005, times a fraction which has a numerator equal to the participant’s years of credited service as of March 1, 2005 and a denominator equal to the participant’s years of credited service projected to age 65.  Mr. Hardwick and Mr. Connors were the only NEOs participating in the Pension Plan on March 1, 2005.  Their benefits were frozen based on their attained age and amount of credited service as of that date.

The Pension Plan allows a participant to retire early upon attaining age 55 and accruing 10 years of vesting service and to begin receiving, at age 65, the full amount of his or her accrued benefit at early retirement.  However, alternatively, a participant who retires early may elect to receive a reduced benefit, commencing at early retirement or any month thereafter.  This reduced benefit is equal to the accrued benefit less 5/24% per month for each of the first 60 months and 5/12% per month for each of the next 60 months by which the date the benefit commences precedes the participant’s 65th birthday.  Mr. Connors has attained age 55 and accrued 10 years of vesting service and is eligible to retire early under the Pension Plan.

The following table provides information concerning the Pension Plan with respect to each of the NEOs as of December 31, 2011.  The assumptions used in calculating the present value of accumulated benefits are discussed in Note 17 to FMC’s 2011 audited financial statements, on page 80 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2011.

Pension Benefits

Name	Plan name	Number of years credited service(1)	Present value of accumulated benefit	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	Pension Plan	7.32	$37,144	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
Robert R. Connors	Pension Plan	2.50	87,914	0
John J. Martin	N/A	N/A	N/A	N/A

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin are not eligible to participate in the Pension Plan.  Mr. Hardwick’s and Mr. Connors’ benefits under the plan were frozen, effective March 1, 2005.  Their years of credited service under the plan were one fewer than their number of actual years of service with the Company when the Plan was frozen.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company has two nonqualified deferred compensation plans – the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan (“SERP”), established in 2006, and the First Merchants Corporation 2011 Executive Deferred Compensation Plan (“EDCP”), established in 2011.  The plans are operated in compliance with Code §409A.

The SERP provides additional retirement benefits to key executive employees designated by the Compensation and Human Resources Committee whose benefits under the Retirement and Income Savings Plan (“§401(k) Plan”) are restricted due to the annual compensation limit for qualified plans under §401(a)(17) of the Code ($245,000 for 2011 and $250,000 for 2012).  FMC annually credits a percentage, as determined by the Committee, of a participant’s compensation (basically, salary plus non-equity incentive pay) for the plan year to a deferred benefit account established for the participant.  To be eligible for such a credit, a participant must have made contributions to the §401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year.  Participants may not make contributions to their accounts under the SERP.  A participant’s interest in the deferred benefit account vests upon the earliest of death, disability, involuntary termination except for cause, a change of control of the Company, or after 5 years of participation in the plan.  The account balance, adjusted for investment gain or loss, is payable in 36 monthly installments following death, disability or separation from service (the initial payment is delayed 6 months and made retroactively if made on account of separation from service).  The SERP is unfunded; benefits payable under the plan depend solely on the unsecured promise of the Company.  FMC has established a “rabbi” trust (“Trust”), with the First Merchants Trust Company division of its subsidiary, First Merchants Bank, N. A., as the trustee.  FMC makes annual contributions to the Trust to help pay its liabilities under the SERP; however, the SERP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust.  The Company may make investment options available to a participant but is under no obligation to invest its contributions according to the option selected.  The actual investment returns for a participant’s account may differ from the returns on the investments requested by the participant.  A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee.

The EDCP gives eligible salaried employees the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the plan) in excess of the maximum annual deferrals permitted under the §401(k) Plan.  The maximum deferral was $16,500 for 2011 and $17,000 for 2012, plus maximum “catch up” contributions for both years of $5,500 to participants over age 50.  The eligible EDCP participants are designated by the Compensation and Human Resources Committee.  However, the Committee has delegated this authority to Mr. Rechin, subject to annual review by the Committee of the list of participants and the benefits provided under the plan to ensure compliance with the provisions of the plan and applicable laws and regulations.  The maximum amount that a participant can defer is

75% of compensation, less any amounts deferred under the §401(k) Plan.  FMC may also credit matching contributions to a participant’s account equal to 50% of the participant’s deferrals up to 6% of compensation, and it may credit a participant’s account with supplemental contributions.  In addition, the Company will credit a participant’s account with non-elective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan.  Deferrals and non-elective contributions are 100% vested at all times, while matching contributions vest after 5 years, and supplemental contributions vest after 3 years.  All amounts credited to a participant’s account vest upon the participant’s death, disability, or attainment of normal retirement age (age 65 with 5 years of participation in the §401(k) Plan).  The terms “deferrals” and “contributions” in the EDCP are for ease of reference; they are actually only credits to participants’ accounts under the plan.  A participant may designate the date account balances will be distributed, or commence to be distributed, under the plan (so long as the date is at least 2 years following the beginning of the plan year for which the first deferral under the plan is made), and whether distribution will be made in a lump sum or installments.  If a participant dies, becomes disabled, or experiences an “unforeseeable emergency” (as defined in the plan), his or her benefit will be distributable in a lump sum within 90 days of the event.  In the event of a “change in control,” as defined in the plan, a participant’s benefit will be distributed in a lump sum on the date of the change in control.  If a participant doesn’t specify a distribution date, his or her account balance will be distributed within 90 days after the participant’s “separation from service,” as defined in the plan (the initial payment to certain key executives will be delayed 6 months and made retroactively if on account of separation from service).  As is true for the SERP, the EDCP is unfunded; and benefits payable under the plan depend solely on the unsecured promise of the Company.  To help pay its liabilities under the EDCP, the Company makes contributions to the “rabbi” trust that is utilized to help pay liabilities under the SERP.  The EDCP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust.  Investment options are made available to participants and investment returns for participants’ accounts are determined on the same basis as described for the SERP in the immediately preceding paragraph.

The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP as of December 31, 2011.

Nonqualified Deferred Compensation in 2011

Name	Plan Name(1)	Executive contributions in last fiscal year	Company’s contributions in last fiscal year	Aggregate earnings in last fiscal year	Aggregate withdrawals/ distributions	Aggregate balance at fiscal year end
Michael C. Rechin(2)	SERP	0	$54,376	$6,302	$0	$203,449
Mark K. Hardwick		N/A	N/A	N/A	N/A	N/A
Michael J. Stewart(2)	EDCP	100	0	1	0	101
Robert R. Connors		N/A	N/A	N/A	N/A	N/A
John J. Martin		N/A	N/A	N/A	N/A	N/A

(1)
The “SERP” is the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan described above, and the “EDCP” is the First Merchants Corporation 2011 Executive Deferred Compensation Plan described above.

(2)
Mr. Rechin is currently the only participant in the SERP.  The amount credited to his account for 2011 was 12% of his compensation.  This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 26, in the column headed “All Other Compensation.”  Mr. Stewart is the only NEO who participated in the EDCP during 2011, although the plan has other participants.  The only contributions made to the EDCP for 2011 were participants’ salary deferrals.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

FMC doesn’t have employment or severance agreements with any of the NEOs.  It does have change of control agreements with each of the NEOs that, under certain circumstances, would provide for payment(s) to the NEOs at, following, or in connection with a termination of employment. The change of control agreements are “double trigger” agreements which provide that severance benefits would be paid to the NEOs in the event of both a change of control of the Company and a termination or constructive termination of the NEO’s employment within 24 months after the change of control.  However, no payment would be made if the termination was for cause or because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment unless due to constructive termination.  In general, a "change of control" means an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24-month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets.  A "constructive termination" means a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO.

If the two triggering events occur, the agreements provide that the NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from FMC, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance benefit in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the NEO’s largest bonus under the Senior Management Incentive Compensation Program during the two years preceding the date of termination by 299% for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 150% for Mr. Connors and Mr. Martin.  In such event, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any.  The restrictions on any shares of restricted stock then held by the NEO would also lapse, and the NEO’s unvested benefits under the Defined Contribution Supplemental Executive Retirement Plan would vest.  The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday.  The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and FMC would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.  The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

The following table shows the lump sum severance benefit amounts that would have been payable to the NEOs if both of the triggering events under the change of control agreements had occurred on December 31, 2011, the bargain element values of their outstanding stock options on that date, and the estimated values of their life, disability, accident and health insurance coverages for 2 years following that date.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options(1)	Estimated Values of Insurance Coverages for 2 years
Michael C. Rechin	299%	$1,275,504	$0	$30,381
Mark K. Hardwick	299%	907,623	0	29,804
Michael J. Stewart	299%	890,302	0	19,258
Robert R. Connors	150%	408,273	0	30,381
John J. Martin	150%	380,582	5,940	30,350

(1)
All of the NEOs’ outstanding stock options were out-of-the-money on December 31, 2011, except for the option granted to Mr. Martin on February 25, 2010 to purchase 2,000 shares at a price of $5.89/share.

VOTING ITEM 2 – ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

Under an SEC rule, we are asking our shareholders to approve, on an advisory basis, the compensation of the Company’s NEOs.  Their compensation is disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material in the Section of this proxy statement entitled “Compensation of Executive Officers,” on pages 17-33; and shareholders are encouraged to consider this information prior to voting on the resolution.  While this vote is non-binding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when considering future changes to executive compensation philosophy and programs.

Our executive compensation programs are designed to link the interests of the executive officers and our shareholders by aligning the executive officers’ pay and other financial incentives with the Company’s and their own individual long-term and short-term performance and by increasing their ownership of the Company’s stock.  The material elements of these programs are discussed in the “Compensation Discussion and Analysis.”

At the 2011 Annual Meeting, 95.5% of the shares were voted to approve the NEOs’ compensation, 3.3% were voted against approval, and 1.2% abstained.  The Board and the Compensation and Human Resources Committee considered these results and believe this vote shows that a large majority of the shareholders support the Company’s executive compensation programs.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND ANY RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS.

VOTING ITEM 4 – ADVISORY VOTE TO APPROVE THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to asking for advisory approval of the compensation of the Company’s NEOs, we are asking our shareholders, under an SEC rule, to approve, on an advisory basis, the frequency of advisory votes on executive compensation.  By voting on this resolution, shareholders may express their preference for an advisory vote on executive compensation every 1, 2 or 3 years.  While this vote is non-binding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when deciding on the frequency of advisory votes on executive compensation.

The Board and the Compensation and Human Resources Committee have carefully considered the options and concluded that the Company would benefit from the additional shareholder input provided through annual votes on executive compensation; and they are therefore recommending that shareholders vote “one year” in advising on the frequency of votes on executive compensation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “1 YEAR” IN ADVISING ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION.

COMPENSATION OF DIRECTORS

As employees of the Company and its subsidiary Bank, respectively, Mr. Rechin and Mr. Engle did not receive separate compensation for their services as directors in 2011.

Non-employee directors English, Gora, Hoy, Schalliol, Sherman, Walker and Wojtowicz were paid retainers of $40,000 each for their services as directors in 2011.  Non-employee directors Clark and Hudson retired on May 3, 2011, the date of the 2011 annual shareholder meeting, and were paid retainers of $11,834 each for their services as directors prior to the Annual Meeting.  Non-employee directors Lehman and Pember were first elected as directors at the annual shareholder meeting on May 3, 2011 and were paid retainers of $30,000 and $10,000, respectively, for their services as directors following the Annual Meeting.  Mr. Pember resigned as a director on June 30, 2011 upon accepting new employment outside the Company’s market area.  The non-employee directors did not receive additional compensation for meeting attendance in 2011.

In addition to their annual retainers, Mr. Schalliol was paid $35,000 in 2011 for his services as the Board Chairman,   and the Chairmen of the Audit, Risk and Credit Policy, and Nominating and Governance Committees were paid $10,000, $5,000 and $5,000, respectively, for their services in these capacities in 2011.  Ms. Wojtowicz chaired the Audit Committee until the 2011 annual shareholder meeting, at which time Mr. Sherman became the Chairman of that Committee.  Mr. Clark chaired the Risk and Credit Policy Committee until the 2011 annual shareholder meeting, at which time Ms. Wojtowicz became the Chairman of that Committee.  Mr. Walker chaired the Nominating and Governance Committee during all of 2011.  Mr. Schalliol chaired the Compensation and Human Resources Committee in 2011, but he did not receive additional compensation for his services in that capacity.  The members of the Risk and Credit Policy Committee (comprised of Mr. Schalliol, Ms. Wojtowicz, and Mr. Clark until the 2011 annual shareholder meeting, at which time Mr. Walker joined the Committee in place of Mr. Clark) were paid $5,000 each for their services in that capacity due to their additional responsibilities and the frequency of their meetings during 2011.

The non-employee directors’ compensation is paid quarterly in arrears, on the last business day of each calendar quarter.  Under the Equity Compensation Plan for Non-employee Directors, one-half of their compensation is paid in cash and one-half in restricted shares of FMC common stock.  The number issued to each director is based on the fair market value of the shares (the closing price as reported by NASDAQ) on the date of payment.  The shares are nontransferable until the restrictions lapse, which occurs on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if, as of the date the restrictions are to lapse, the director has continued to serve in that capacity from the date the shares were issued to the date of lapse; (ii) the date of the director’s retirement as a member of the Board after he or she has attained age 55; (iii) the date of the director’s death; (iv) the date the director is determined to be totally and permanently disabled, as defined in Code §22(e)(3); or (v) the date of a change of control, as defined in the Long-term Equity Incentive Plan.  If a director’s service terminates prior to the date the restrictions lapse, the shares subject to the restrictions are forfeited.  The director is deemed to be the beneficial owner of the restricted shares unless and until they are forfeited.  As the beneficial owner, the director has all rights of beneficial ownership in such shares including the right to vote and receive all dividends and other distributions with respect to the shares.

The non-employee directors may participate in the Directors’ Deferred Compensation Plan, an unfunded deferred compensation arrangement that allows participants to defer payment of all or a portion of their cash fees and/or fees payable in restricted shares of FMC stock until a future date.  Each director who participates in the Plan has an account to which deferred fees and earnings are credited quarterly.  Earnings on the cash fees are equal to the greater of the Fed Funds Rate or the five-year Treasury Interest Rate on the first business day of the applicable quarter, but not more than 120% of the Applicable Long Term Federal Rate for monthly compounding.  Earnings on the fees payable in restricted shares are equal to the dividends paid on an equivalent number of shares of FMC common stock for the period of time the fees are deferred.  FMC has established a “rabbi trust,” to which it makes contributions to provide a source of funds to meet its liabilities under the Plan; however, the Company’s obligations under the Plan are an unsecured, unfunded promise to pay benefits to the participants in accordance with the Plan’s provisions.  Mr. Clark was the only director who participated in the Directors’ Deferred Compensation Plan during 2011, deferring all of his cash fees and fees payable in restricted shares of FMC stock.

Under the Long-term Equity Incentive Plan, each non-employee director serving in that capacity on July 1 of each year that the Plan is in effect is automatically granted an option to purchase 1,500 shares of the Company’s common stock at an option price equal to the market price at the close of business on that date.  On July 1, 2011, directors English, Gora, Hoy, Lehman, Schalliol, Sherman, Walker and Wojtowicz were awarded options to purchase 1,500 shares of FMC common stock at an option price of $9.02 per share.

The following table contains information concerning the compensation paid to the non-employee directors for their services as directors in 2011.

Director Compensation for 2011 Fiscal Year

Name	Fees earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All other compensation(3)	Total
Thomas B. Clark(4)(6)	$7,396	$7,396	$0	$302	$15,094
Roderick English	20,009	19,991	4,571	264	44,835
Jo Ann M. Gora	20,009	19,991	4,571	264	44,835
William L. Hoy(5)	20,009	19,991	4,571	264	44,835
Barry J. Hudson(5)(6)	5,925	5,909	0	124	11,958
Gary J. Lehman(6)	15,007	14,993	4,571	18	34,589
Marvin G. Pember(6)	5,003	4,997	0	0	10,000
Charles E. Schalliol	40,109	39,981	4,571	511	85,082
Patrick A. Sherman	23,774	23,726	4,571	229	52,300
Terry L. Walker	24,404	24,346	4,571	299	53,620
Jean L. Wojtowicz	26,264	26,236	4,571	345	57,416

(1)
A discussion of the assumptions used in calculating these values is contained in Note 16 to the 2011 audited financial statements, on page 79 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
As of the end of the 2011 fiscal year, the aggregate number of shares that had not vested under stock awards to each director under the Equity Compensation Plan for Non-employee Directors was as follows: Mr. English, Dr. Gora, Mr. Hoy and Mr. Sherman – 7,630 each; Mr. Lehman – 1,858; Mr. Pember – 559; Mr. Schalliol – 14,899; Mr. Walker – 8,814; and Ms. Wojtowicz – 9,966.  As of the end of the 2011 fiscal year, each director had the following aggregate number of option awards outstanding under the Long-term Equity Incentive Plan: Mr. Clark – 11,099; Mr. English, Dr. Gora and Mr. Schalliol – 9,128 each; Mr. Hoy – 5,657; Mr. Hudson – 11,143; Mr. Lehman – 1,500; Mr. Sherman – 4,500; Mr. Walker – 6,814; and Ms. Wojtowicz – 10,285.

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2011 on the stock awards to the non-employee directors under the Equity Compensation Plan for Non-Employee Directors.

(4)
Mr. Clark deferred payment of all of his director compensation earned in 2011, including both fees payable in cash and stock awards (and the interest and dividends thereon), under the provisions of the Directors’ Deferred Compensation Plan.

(5)
In addition to their compensation for their services as directors, Mr. Hoy received $4,000 in 2011 from First Merchants Bank, N. A., a wholly-owned subsidiary of FMC, for his services as a regional director of the Columbus Region of the Bank; and Mr. Hudson received distributions totaling $215,280 in 2011 under an insurance-funded deferred compensation plan in which he participated prior to his retirement as Chairman of the Board of Directors of First National Bank of Portland, N. A., which merged with First Merchants Bank, N. A. in 2007.

(6)
Mr. Clark and Mr. Hudson retired as directors on May 3, 2011, the date of the 2011 annual shareholder meeting.  Mr. Lehman and Mr. Pember were elected as new directors at the 2011 annual shareholder meeting; however, Mr. Pember resigned as a director on June 30, 2011 upon accepting new employment outside the Company’s market area.

The Board adopted a guideline, effective January 1, 2008, providing that all directors are expected to acquire and hold shares of the Company’s common stock equal in value to at least 3 times their total annual director compensation while serving on the Board.  Directors are expected to meet this guideline as soon as reasonably possible, taking into account the director’s relevant financial and other circumstances, but in no event more than 6 years after the later of (1) the effective date, or (2) the date the director is first elected to the Board.

TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and its subsidiaries and their associates are customers of and have had transactions with FMC’s wholly owned subsidiary, First Merchants Bank, N.A., from time to time in the ordinary course of business.  Additional transactions may be expected to take place in the ordinary course of business in the future.  All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Schalliol is “of counsel” with Faegre Baker Daniels LLP, a law firm with several U.S. and overseas offices.  Faegre Baker Daniels – along with a number of other law firms – has provided legal services to FMC and First Merchants Bank, N. A. from time to time in 2011 and continues to do so in 2012.  Mr. Schalliol did not personally deliver or oversee the delivery of any of these services, nor did he directly or indirectly receive compensation for these services.  The Board has determined that this relationship between Faegre Baker Daniels and FMC does not prevent Mr. Schalliol from being an “independent director,” as defined in the NASDAQ listing standards.

In accordance with FMC’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee.  Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether such conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with FMC to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC.

Based on its records and the written representations of its directors and executive officers, the Company believes that during 2011 these persons complied with all Section 16(a) filing requirements except for the following late filings of Form 4 (Statement of Changes in Beneficial Ownership of Securities): director Schalliol filed a Form 4 on August 22, 2011 to report purchases of 300 shares and 1,700 shares of FMC common stock on August 12, 2011; director Engle filed a Form 4 on December 1, 2011 to report an award to him of 1,500 shares of restricted FMC common stock on October 26, 2011; NEO Stewart filed a Form 4 on February 15, 2011 to report a surrender of 1,081 shares of FMC common stock on January 29, 2011 to pay the income taxes due upon lapse of the restrictions on a common stock award made to him under the Long-term Equity Incentive Plan on January 29, 2008; NEOs Rechin and Hardwick and executive officers Kimberly J. Ellington and Jeffrey B. Lorentson filed Form 4s on April 5, 2011 to report surrenders of 1,362, 700, 510 and 510 shares, respectively, of FMC common stock on February 27, 2011 to pay the income taxes due upon lapse of the restrictions on common stock awards made to them under the Long-term Equity Incentive Plan on February 27, 2008; and NEO Stewart filed a Form 4 on December 30, 2011 to report sales of 300 shares and 850 shares of FMC common stock on August 4, 2011.

INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2010 and 2011.

	2010	2011
Audit Fees	$317,000	$326,000
Audit-Related Fees	77,039	47,283
Tax Fees	119,512	70,749
All Other Fees	0	0
Total Fees	$513,551	$444,032

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans.

The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2010 and 2011 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and non-audit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence.  These services may include audit services, audit-related services, tax services and other services.  Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period.  The policy is detailed as to the particular services or category of services and fee levels that are pre-approved.  Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.  The Committee must also approve any proposed services exceeding the pre-approved fee levels.  The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2012

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2012.  If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment.  Representatives of the firm are expected to be present at the annual shareholders’ meeting.  They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE FIRM BKD, LLP AS FMC’S INDEPENDENT AUDITOR FOR 2012.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2013 Annual Meeting of the shareholders must be received by the Secretary of the Company at its principal office by November 17, 2012, for inclusion in FMC’s 2013 proxy statement and form of proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2012 Annual Meeting that were not submitted for inclusion in this proxy statement are considered untimely unless they were received by the Secretary of the Company at its principal office by February 8, 2012.  The Secretary did not receive any such shareholder proposals by that date.

The process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee is set forth in Article IV, Section 9, of FMC’s Bylaws.  See the description of the process on page 12 under “Nominating and Governance Committee – Policy Regarding Consideration of Director Candidates Recommended by Shareholders.”

OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions.  Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522.  Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

FMC will bear the cost of soliciting proxies.  FMC employees may solicit proxies personally or by mail, telephone or other electronic means; however, no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the Annual Meeting of the shareholders other than the election of directors, the votes on advisory, non-binding resolutions to approve the compensation of FMC’s named executive officers and the frequency of votes on executive compensation, and the ratification of the appointment of the independent auditor.  If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion; however, the Secretary of the Company did not receive notice of any such matter by February 8, 2012.

By Order of the Board of Directors

/s/: David L. Ortega
Secretary

Muncie, Indiana
March 16, 2012

First Merchants Corporation

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com.

FIRST MERCHANTS CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

April 27, 2012

The shareholder(s) hereby appoints Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on April 27, 2012, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000122863_2 R1.0.0.11699

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement   2. Form 10-K   3. Shareholder Letter

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Internal Use Only

0000122862_2 R1.0.0.11699

First Merchants Corporation
200 EAST JACKSON STREET
MUNCIE, IN 47305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 William L. Hoy   02 Patrick A. Sherman

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Proposal to approve, on an advisory, non-binding basis, the compensation of First Merchants Corporation's named executive officers.	☐	☐	☐
3 Proposal to ratify the appointment of the firm BKD, LLP as the independent auditor for 2012.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 Proposal to approve, on an advisory, non-binding basis, the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000122863_1 R1.0.0.11699

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2012

FIRST MERCHANTS CORPORATION

First Merchants Corporation
200 EAST JACKSON STREET
MUNCIE, IN 47305

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
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Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 17, 2012
Date: April 27, 2012 **Time:** 3:30 PM EDT
Location: Horizon Convention Center
401 South High Street
Muncie, Indiana 47305

BARCODE

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only
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